Exhibit 10.3

ASSET PURCHASE AGREEMENT

BY AND AMONG

RUTH’S CHRIS STEAK HOUSE, INC.

AND

NEW N.O. CRESCENT CITY INVESTORS, L.L.C.,

a Washington Limited Liability Company;

STEVEN QUEYROUZE,

individually

ANNE QUEYROUZE,

as First Intervenor

AND

CRESCENT CITY INVESTORS, INC.

as Second Intervenor

EXECUTION VERSION

i

4.13	PROPRIETARY RIGHTS	15
4.14	OTHER PROPERTY	15
4.15	INSURANCE	15
4.16	FINANCIAL STATEMENTS	16
4.17	NO ASSIGNMENTS	16
4.18	TAXES	16
4.19	NO VIOLATIONS	17
4.20	BUSINESS NAMES	17
4.21	BROKERS’ FEES AND EXPENSES	17
4.22	LITIGATION	17
4.23	LABOR MATTERS	17
4.24	BENEFIT PLANS AND ERISA	18
4.25	ENVIRONMENTAL MATTERS	18
4.26	FULL DISCLOSURE	19
4.27	PURCHASER’S KNOWLEDGE	19

ARTICLE 5 REPRESENTATION AND WARRANTIES OF PURCHASER		19

5.1	ORGANIZATION OF PURCHASER	19
5.2	REQUISITE POWER AND AUTHORITY	19
5.3	ABSENCE OF BREACH	20
5.4	BROKERS FEES AND EXPENSES	20

ARTICLE 6 COVENANTS		20

6.1	PRESERVATION OF BUSINESS AND RELATIONSHIPS; INSURANCE	20
6.2	PROHIBITED TRANSACTIONS	21
6.3	PURCHASER’S ACCESS TO PREMISES AND INFORMATION; CONFIDENTIALITY	21
6.4	CONSENTS	22
6.5	NO NEGOTIATIONS	22
6.6	NOTIFICATION OF CERTAIN MATTERS	22
6.7	CONFIDENTIAL INFORMATION	23
6.8	PURCHASER GUARANTEE	24
6.9	REAL ESTATE MATTERS	24
6.10	ENVIRONMENTAL MATTERS	25
6.11	REAL PROPERTY LEASE NOTICES	25
6.12	FURTHER ASSURANCES	25
6.13	INVESTOR APPROVAL	25
6.14	DEPOSITS, PRE-PAID EXPENSES, ETC.	26
6.15	CERTAIN STATE OF WASHINGTON SALES TAXES; RESALE CERTIFICATES	26
6.16	MINIMUM INVENTORY LEVELS	26
6.17	SELLER’S PRODUCTION OF INFORMATION TO PURCHASER	26

ARTICLE 7 CONDITIONS TO PURCHASER’S OBLIGATIONS		26

7.1	REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING	26
7.2	OBLIGATIONS PERFORMED	26
7.3	AUTHORIZATIONS, CONSENTS, LICENSES, PERMITS AND APPROVALS	26
7.4	CLOSING DOCUMENTS	27
7.5	INSPECTION	27
7.6	SELLER’S DELIVERIES	27
7.7	AUDITED STATEMENTS	29
7.8	NO CHALLENGE	29
7.9	NO MATERIAL ADVERSE EFFECT	29
7.10	MINIMUM INVENTORY AND WORKING CASH LEVEL	29
7.11	FAILURE TO OBTAIN LESSOR’S CONSENT	29
7.12	REAL ESTATE MATTERS	30
7.14	DUE DILIGENCE MATTERS	30
7.15	EMPLOYMENT CONTRACTS	30

7.16.	APPROVAL OF SCHEDULES AND EXHIBITS	30
7.17	CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THE RELATED AGREEMENTS	31
7.18	BOARD OF DIRECTOR APPROVAL	31
7.19	PRE-CLOSING INVESTIGATION	31

ARTICLE 8 CONDITIONS TO SELLER’S OBLIGATIONS		31

8.1	REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING	31
8.2	OBLIGATIONS PERFORMED	31
8.3	PURCHASER’S DELIVERIES	31
8.4	NO CHALLENGE	32
8.5	INVESTOR APPROVAL; AUTHORIZATIONS, CONSENTS, LICENSES, PERMITS AND APPROVALS	32
8.6	NO MATERIAL ADVERSE EFFECT	33
8.7	APPROVAL OF SCHEDULES AND EXHIBITS	33
8.8	CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THE RELATED AGREEMENTS	33
8.9	FRANCHISE ROYALTIES	33

ARTICLE 9 THE CLOSING		33

9.1	TIME AND PLACE	33
9.2	CLOSING DELIVERIES	33
9.3	PAYMENT OF PURCHASE PRICE	34
9.4	TRANSFER OF TITLE	35
9.5	FURTHER ASSURANCES	35
9.6	POWER OF ATTORNEY	35
9.7	CLOSING COSTS	35
9.8	EMPLOYEE MATTERS	36
9.9	TERMINATION OF THE FRANCHISE AGREEMENTS	36
9.10	RISK OF LOSS	36
9.11	INSURANCE PREPAYMENTS	37
9.12	GIFT CERTIFICATES	37
9.13	WORKING CASH	37

ARTICLE 10 TERMINATION AND SPECIFIC PERFORMANCE		37

10.1	TERMINATION	37
10.2	EFFECTS OF TERMINATION	38
10.3	SPECIFIC PERFORMANCE	38

ARTICLE 11 INDEMNIFICATION		39

11.1	INDEMNIFICATION BY SELLER	39
11.2	INDEMNIFICATION BY PURCHASER	39
11.3	LIABILITY ESCROW ACCOUNT	40
11.4	LIEN ESCROW ACCOUNT	40
11.5	GIFT CERTIFICATE ESCROW ACCOUNT	41
11.6	NOTICE AND DEFENSE OF THIRD PARTY CLAIMS	41
11.7	SURVIVAL	42

ARTICLE 12 MISCELLANEOUS PROVISIONS		42

12.1	SEVERABILITY AND OPERATION OF LAW	42
12.2	MODIFICATION	43
12.3	EXTENSION; WAIVER	43
12.4	REFERENCES	43
12.5	HEADINGS	43
12.6	GOVERNING LAW; VENUE; SERVICE OF PROCESS	43
12.7	PUBLIC ANNOUNCEMENTS	44
12.8	MUTUAL PARTICIPATION	44
12.9	ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT	44
12.10	COUNTERPARTS	44

12.11	NOTICES	44
12.12	ATTORNEYS’ FEES	45
12.13	ENTIRE AGREEMENT, NO THIRD PARTY AND BENEFICIARIES	45
12.14	POST-CLOSING OBLIGATIONS	45
12.15	SIGNATURES	46

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) made this 16th day of April, 2007, by and among Ruth’s Chris Steak House, Inc. (“RCSH”), a Delaware corporation, and, if applicable, one or more affiliates to whom it may assign its purchase rights before closing including, without limitation, RCSH Operations, L.L.C., a Louisiana limited liability company (“RCSH LLC”) and RCSH Operations, Inc., a California corporation (“RCSH Inc.”) (collectively, RCSH, its assignees, RCSH LLC and RCSH Inc. being referred to hereinafter as the “Purchaser”); and New N.O. Crescent City Investors, L.L.C., a Washington Limited Liability Company (referred to herein as the “Seller”). Also appearing herein is (a) Steven Queyrouze, Individually (“Queyrouze”), (b) Anne Queyrouze (“First Intervenor”) for the purpose of disclaiming any interest in the transactions contemplated by this Agreement, and (c) Crescent City Investors, Inc., a Washington corporation (“Second Intervenor”) for the purpose of disclaiming any interest in the transactions contemplated by this Agreement.

WITNESSETH:

WHEREAS, the Seller has previously acquired franchise rights relating to the ownership and operation of a Ruth’s Chris Steak House restaurant in Washington (referred to hereinafter as “Seller’s Ownership Rights” or “its Ownership Rights”) pursuant to the document set forth on Schedule 2.1(a)-3 (“Seller’s Ownership Agreement” or “its Ownership Agreement”);

WHEREAS, the Seller has previously acquired rights relating to the development of Ruth’s Chris Steak House restaurants in Washington (the foregoing right of Seller being referred to hereinafter as “Seller’s Option Rights” or “its Option Rights”) pursuant to the documents and instruments set forth on Schedule 2.1(a)-3 (“Seller’s Option Agreement” or “its Option Agreement”);

WHEREAS, the Seller currently owns and operates a Ruth’s Chris Steak House restaurant pursuant to Seller’s Ownership Rights (with respect to each Seller, “Seller’s Business” or “its Business”) in the location specified beside its name on Schedule 2.1(a)-1;

WHEREAS, the Seller desires to sell to Purchaser and Purchaser desires to purchase from each Seller Seller’s Assets (as hereinafter defined);

WHEREAS, New N.O. Crescent City Investors, L.L.C., a Washington Limited Liability Company and Bayou Investors Limited Liability Company, a Washington Limited Liability Company, which are owned and managed by the same or similar owners as Seller, are contemporaneously with this Agreement, entering into agreements to sell assets (hereinafter referred to as the “Related Agreements”), which Related Agreements are similar, in all material respects, to this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement the following terms shall have the following meanings:

1.1 “Affiliate” means, when used with respect to a specific Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

1.2 “Assumed Liabilities” means the payment and performance obligations of each Seller to be performed, paid, and otherwise assumed in full by Purchaser following the Closing Date under all contracts, customer orders, leases, licenses and purchase orders relating to Seller’s Business and listed on Schedule 2.4(a) to this Agreement.

1.3 “Closing” means the consummation of the transactions contemplated by this Agreement, along with the contemporaneous consummation of the transactions contemplated by the Related Agreements, on the terms and conditions set forth herein and therein whether on or before the Closing Date.

1.4 “Closing Date” means the date on which the parties agree that the Closing will occur, which shall be the exact same date as the closing date of the Related Agreements, but in no event later than the close of business on or before the date that is 60 days following the date of this Agreement unless (a) such date is extended in writing by the mutual agreement of the parties; or (b) if any lessor of Seller has failed to execute the estoppel certificate or has not otherwise consented to the Assignment of Lease in the form attached hereto or in such other form as is reasonably acceptable to the Purchaser within such 60 day period then the period for Closing shall automatically be extended to the date upon which the last of which all estoppel certificates and Assignments of Lease required as a condition of closing herein or in any Related Agreements are obtained by Purchaser, but no later than the date upon which the last of all Licenses required as a condition of closing herein or in any Related Agreements are obtained by Purchaser; or (c) if the Purchaser is unable to obtain all licenses necessary to operate a Ruth’s Chris Steak House restaurant, including but not limited to occupational permits, health permits, and permits authorizing the sale of wine, beer and liquor (“the Licenses”), within such 60 day period, then the period for Closing shall automatically be extended to the earlier of (i) the date upon which the last of all Licenses required as a condition of closing herein or in any Related Agreements are obtained by Purchaser or its application therefore is denied and the time for all appeals and rehearings has lapsed, or (ii) 210 days from the date of this Agreement. Any such extension of the Closing Date shall also constitute an extension of the closing date with respect to the Related Agreements. Notwithstanding anything in the foregoing to the contrary, the Parties shall make their good faith efforts to consummate this transaction as soon as possible. In the event that one or more of the events listed herein do not occur, then the termination of this Agreement and the Related Agreements shall be subject to Section 10.1.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Employee Benefit Plan” means that term as defined by Section 3(3) of the ERISA, or any other bonus, profit sharing, pension, retirement compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, severance, or other plan, agreement, policy, trust fund or arrangement for the benefit of current or former directors or employees of any Seller and any of Seller’s current or former Affiliates or ERISA Affiliates or any other persons currently or formerly performing services for any Seller and any of Seller’s current or former Affiliates, ERISA Affiliates and/or beneficiaries of any such persons.

1.7 “Environmental Law” means any and all applicable laws, rules, regulations, codes, ordinances and agreements issued, promulgated or entered into by any Governmental Authority relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

1.8 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.9 “ERISA Affiliate” means any person that, together with Seller, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Seller is or has been a general partner.

1.10 “First Intervenor” means Anne Queyrouze, wife of Steven Queyrouze.

1.11 “Franchise Rights” means all of the Ownership Rights and Option Rights of the Seller.

1.12 “Franchise Agreements” means any and all rights relating to the ownership, operation, and development of one or more Ruth’s Chris Steak House franchise restaurants pursuant to the Franchise Agreements.

1.13 “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

1.14 “Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, and other pollutants of any nature, including without limitation those relating to grease traps and hood vent and smoke emissions from any stove, oven, boiler or other cooking device, regulated pursuant to any Environmental Law.

1.15 “Investor” means all holders of stock, membership or equity interest in Seller.

1.16 “Knowledge” or similar terms used in this Agreement with respect to a Seller means: the extent of the knowledge, as of the date of this Agreement, of Steven Queyrouze or the Seller’s general manager, bar manager, and restaurant manager (or if Seller does not use those or similar titles, persons who have responsibilities and authority similar to those of a manager of the functional areas of Seller’s Business), and their successors as of the date of this Agreement through the Closing Date. “Knowledge” or similar terms used in this Agreement with respect to Purchaser means: the extent of the knowledge, as of the date of this Agreement, of Purchaser’s counsel, Purchaser’s executive counsel, or Purchaser’s President. For purposes of this definition, an individual shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if (x) such individual is or at any time was actually aware of such fact, circumstance or other matter, or (y) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact, circumstance or other matter within the scope and performance of the relevant individual’s duties.

1.17 “Leased Premises” means, with respect to Seller, the land and improvements leased or subleased by Seller pursuant to the Real Property Lease (as hereinafter defined) executed by Seller for the purpose of operating and conducting its Business.

1.18 “Liens” means any lien, mortgage, pledge, negative pledge, assessment, security interest, lease, adverse claim, levy, charge, options, rights of first refusal, or other encumbrance of any kind, or any conditional sale contract, title retention contract or other agreement to grant any of the foregoing.

1.19 “Material Adverse Effect” means on or before the Closing Date any change in or effect on the Business or Assets of any Seller that individually or together with any other change or effect has an adverse impact upon the Business, Assets, operations, properties (excluding intangible properties), condition (financial or otherwise), liabilities, prospects or regulatory status of said Seller in excess of $50,000, in the aggregate.

1.20 “Person” means any natural person, corporation, partnership, joint venture, trust, incorporated or unincorporated association, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

1.21 “Second Intervenor” means Crescent City Investors, Inc. a Washington corporation.

1.22 “WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. §2101 et. seq.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchased Assets. Subject to and upon the terms and conditions set forth herein, at the Closing Seller shall convey, sell, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept all of Seller’s right, title and interest in and to all of Seller’s tangible and intangible assets used, held for use or in any way relating to its Business other than the Excluded Assets (as hereinafter defined) (referred to hereinafter collectively as “Seller’s Assets” or “its Assets”), including without limitation:

(a) The rights and benefits accruing to Seller as lessee under any immovable (real) property lease and/or sublease relating to Seller’s Business existing on the date of this Agreement through the Closing Date, each of which is listed on Schedule 2.1(a)-1, together with any leases which may be executed on the immovable (real) property listed on Schedule 2.1(a)-2 or any opportunities to lease that may arise from the date of this Agreement through the Closing Date (the “Real Property Lease”) and any and all Franchise Rights and Franchise Agreements listed on Schedule 2.1(a)-3;

(b) All right, title and interest, if any, to leasehold improvements, fixtures, constructions, component parts and other immovable (real) property owned by Seller and located on the Leased Premises, including without limitation those items listed on Schedule 2.1(b) (collectively, the “Leasehold Improvements”) and all architectural plans and mechanical drawings related to the Leasehold Improvements;

(c) All right, title and interest, if any, to easements, servitudes, privileges, rights-of-way and other real rights of Seller pertaining to or accruing to the benefit of the Leased Premises, including without limitation those items listed on Schedule 2.1(c) (collectively, the “Easements”);

(d) All machinery (including without limitation all computer hardware used in connection with the operation and maintenance of Seller’s Business), kitchen and other appliances, equipment, furniture, vehicles, smallwares, utensils, glassware, table cloths, spare parts, tools, supplies, and other corporeal (tangible), movable (personal) property located on the Leased Premises or otherwise relating to Seller’s Business, including without limitation those items listed and described on Schedule 2.1(d) (collectively, the “Equipment”);

(e) The rights and benefits accruing to Seller as lessee under any leases and/or subleases for equipment, machinery, appliances or other corporeal (tangible), movable (personal) property used in the operation of its Business (each an “Equipment Lease” and collectively the “Equipment Leases”), each of which is listed on Schedule 2.1(e);

(f) All of Seller’s inventory in connection with Seller’s Business, which as of the day before the Closing Date are those items listed and described on Schedule 2.1(f)-1, which shall be not less than the minimum inventory levels as listed and described on Schedule 2.1(f)-2 (the “Inventory”);

(g) Seller’s Business as a going concern, its Franchise Rights, all of the rights and benefits (but not its obligations or liabilities) under its Franchise Agreements, all intellectual property of Seller used in connection with its business, including without limitation, all trademarks, service marks, rights to computer software, trade secrets (including, without limitation, recipes) and trade names (whether acquired from Purchaser, an Affiliated franchisor or otherwise), (including without limitation all of the Seller’s right to do or develop business as a Ruth’s Chris Steak House restaurant), including without limitation the trade names listed on Schedule 2.1(g), goodwill and other intangible assets (collectively, “Intellectual Property”);

(h) All claims and rights of Seller under all agreements, contracts, software license agreements, purchase and sale orders and other executory contracts and commitments of Seller arising from or relating to its Business, including without limitation those listed on Schedule 2.1(h) (each an “Assigned Contract” and collectively the “Assigned Contracts”) and all accrued or prepaid advertising rights;

(i) All licenses, permits, consents, use agreements, approvals, authorizations and certificates of any Governmental Authority to the extent they relate to Seller’s Business (collectively, the “Licenses”), in each case to the extent transferable by the Seller, including without limitation those listed on Schedule 2.1(i);

(j) All files, operating manuals and correspondence pertaining to the Equipment; all customer and potential customer lists; mailing lists; all files pertaining to current and potential vendors and suppliers; all price lists; all advertising materials; and copies of three years of financial records (which financial records shall be certified by Queyrouze), business books, records, ledgers, files, documents, business plans, budgets, financial statements, creative materials, advertising and promotional materials, corporate policy documents, architectural plans, mechanical drawings, parking plans, menus, training manuals, recipes, recipe manuals, and/or any other corporate manuals relating to its Business, and any correspondence relating to the Business or reasonably related to the Business (collectively, the “Books and Records”);

(k) All of Seller’s right, title and interest in and any right to lease the property identified in Schedule 2.1(a)-2, which includes all potential lease rights Seller may have, including but not limited options to lease adjacent property or options to purchase the leased premises.

(l) All of Seller’s right, title and interest in and to its telephone numbers and the directory advertising for such telephone numbers, to the extent assignable;

(m) All domain names, websites and other intellectual property of any kind or nature used by Seller in its Business except for those items identified on Schedule 2.1(m), which items are not used or related to Seller’s Business or to Ruth’s Chris Steak House;

(n) Except as provided in Section 2.2(c), all claims, security and other deposits, prepayments, prepaid expenses, refunds, causes of action, choses in action,

rights of recovery, warranties and guarantees with respect to Purchased Assets (including without limitation the Inventory), rights of set off, and rights of recoupment of Seller (including any such item relating to the payment of taxes other than income taxes) and all federal, state and local franchise and property tax credits (“Claims”);

(o) Seller’s working cash, which shall be $1,000 per restaurant (the “Working Cash”); and

(p) All tax credits or rights to credits available to Seller in connection with the operation of Seller’s Business to the extent transferable to Purchaser but excluding any tip credits or income tax credits usable by Seller up to the Closing Date.

2.2 Excluded Assets. Notwithstanding anything in Section 2.1 hereof to the contrary, the term “Assets” shall exclude the following (“Excluded Assets”):

(a) The corporate minute books and stock ledgers of the Seller, all correspondence with Investors dealing with Investor relations or the governance of the Seller, all files, communication or other documentation and correspondence protected by attorney client privilege or related to causes of action asserted in that action captioned “New N.O. Crescent City Investors, L.L.C. and Crescent City Investors, Inc. versus Ruth’s Chris Steak House, Inc.”, 24th Judicial District Court for the Parish of Jefferson, State of Louisiana Docket No. 615-283, Division “D” (“the Litigation”) and personal files of Queyrouze not related to Seller’s Business;

(b) All assets related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan; medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan; employee stock ownership, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan; severance plan; or other similar plan relating to Seller or its employees;

(c) All claims and rights of Seller under all causes of action, choses of action, rights of recovery, warranty rights with respect to assets other than Purchased Assets, rights of set off, rights of recoupment, accounts receivable and credit card company payments relating to Seller’s Business and accrued prior to Closing and all deposits and security in respect of any Real Property Lease and as appearing on Schedule 2.2(c);

(d) Personal memorabilia owned by Queyrouze on display in the various restaurants or otherwise contained in the various restaurants and as appearing on Schedule 2.2(d);

(e) Equipment, furniture or furnishings owned by Queyrouze and used exclusively by Queyrouze which are contained in an office used exclusively by Queyrouze and as appearing on Schedule 2.2(e); and

(f) Except for Working Cash, any other cash on hand, cash in Seller’s bank accounts and escrow accounts and cash equivalents.

2.3 No Liens. The Assets will be transferred and sold to Purchaser at Closing free and clear of all Liens except for those listed on Schedule 2.3.

2.4 Assumed Liabilities.

(a) Except as otherwise provided in this Agreement, subject to and in accordance with the terms and provisions of this Agreement, at the Closing, Purchaser will assume the payment and performance obligations of Seller that accrue following the Closing Date under all Assumed Liabilities, which are listed on Schedule 2.4(a) to this Agreement. Purchaser shall not be liable for or assume any obligations of Seller arising subsequent to the Closing Date, or any amounts outstanding under any contracts listed on Schedule 2.4(a) which (a) have accrued prior to the Closing Date or (b) relate to businesses other than Seller’s Business.

(b) Except for the Assumed Liabilities and Purchaser’s pro rata portion of any Shared Liabilities (as hereinafter defined), it is expressly understood and agreed that Purchaser will not be liable for any obligations, liabilities, contracts, debts, claims, costs, expenses, agreements or understandings of any kind or nature whatsoever arising from, attributable or related to Seller or the operation of its Business or the ownership or use of Seller’s Assets or any Leased Premises, including without limitation (i) any such liability arising from events or occurrences prior to the Closing, (ii) any such liability arising out of the employment, terms or conditions of employment, or termination of employment of any Person, or the failure to employ any Person, (iii) any such liability for any period of time for federal, state or local taxes, penalties or interest (including without limitation any property or sales tax liability, penalty or interest) and (iv) any such liability for expenses, debts or obligations incurred within or outside the ordinary course of business. Anything to the contrary contained herein notwithstanding, Purchaser shall neither assume nor have any obligations or liabilities whatsoever in respect of any environmental matter, any immigration matter or any employment matter including, without limitation, severance, the WARN Act, income tax withholding, payroll and/or unemployment tax, workers’ compensation, salary or consulting fees, pension, profit-sharing, accrued, earned or unused vacation or sick leave, health insurance or any other employee or employee benefit liabilities in respect of any employees, consultants or independent contractors or any Employee Benefit Plan, including, without limitation any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment, withdrawal liability, liability to the Pension Benefit Guaranty Corporation (the “PBGC”), liability under Section 412 of the Internal Revenue Code, as amended (the “Code”) or Section 102 (a)(2) of ERISA or other similar liability or expense of any Seller and Purchaser shall not become a party to any Employee Benefit Plan as a result of any of the transactions contemplated by this Agreement.

2.5 Shared Liabilities. The following liabilities and obligations relating to the Business and the Assets (the “Shared Liabilities”) shall be shared between Purchaser and Seller as follows:

(a) Utility charges that relate to billing periods beginning before the Closing Date and ending after the Closing Date, shall be allocated on the basis of measured utility usage before and after such Closing Date (if meter or other measured service readings are made at such time) or otherwise on the basis of the proportional number of calendar days in the relevant billing period before and after such Closing Date;

(b) Rentals and other fees, charges and costs, including without limitation common area maintenance fees, administrative fees and any true-ups payable under the Real Property Lease and Equipment Leases that relate to lease periods beginning before and ending after the Closing Date shall be allocated between the parties on the basis of an annualized proration, with the understanding that neither side shall be entitled to benefit from the timing of the Closing Date; and

(c) Ad valorem property, real estate and similar taxes shall be allocated on the basis of the proportional number of calendar days in the relevant tax year before and after the Closing Date.

2.6 Payment of Liabilities. If any party pays all or any portion of any liabilities for which another party is entirely or partially responsible hereunder (including without limitation any Shared Liabilities), the responsible party will promptly (but in no event later than sixty (60) days after the Closing) reimburse the paying party for its portion of that payment, provided that any demand for reimbursement shall be accompanied by appropriate evidence of payment thereof. Notwithstanding anything contained herein to the contrary, any liability referred to herein that is paid sixty (60) days after Closing shall be paid out of the Liability Escrow Account or by Purchaser, as the case may be.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. As consideration for the Assets and the Business of Seller and for the assets and business of the sellers in the Related Agreements, Purchaser will pay on the Closing Date a total amount equal to Twelve Million Eight Hundred Thousand ($12,800,000.00) Dollars as such amount may be adjusted with respect to the Seller pursuant to Section 3.2 and with respect to the other sellers in accordance with comparable provisions of the Related Agreements. Purchaser shall pay to Seller for Seller’s Assets and Business the amount defined in Schedule 3.3 (as adjusted, the “Purchase Price”). The Purchase Price shall be paid directly to Seller by wire transfer of same day funds or certified check. The Seller will provide Purchaser with a receipt for the Purchase Price in form and substance satisfactory to Purchaser.

3.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a) by the aggregate amount, if any, owed to Purchaser or any Affiliate of Purchaser by the Seller under the Franchise Agreement or otherwise owing to Purchaser or any Affiliate of Purchaser in connection with Seller’s Franchise Rights. The Seller may at its option as provided in Section 8.11, pay the estimated amount of such charges at or prior to the Closing in lieu of a price adjustment;

(b) by any amounts representing Seller’s portion of any prepaid or unpaid Shared Liabilities at or prior to Closing. Purchaser will assume responsibility for paying to the payee any such amounts withheld from the Purchase Price;

(c) pro-ration of all applicable taxes related to Seller’s Business, including but not limited to, ad valorem taxes; and

(d) Seller’s portion of the Purchase Price set forth on Schedule 3.3 will be reduced or increased as appropriate, by the amount allocated to Seller in connection with an adjustment to Purchase Price made under this Section 3.2.

3.3 Allocation of the Purchase Price Among the Assets. The Purchase Price shall be allocated, for tax purposes, among each item or class of the Assets in a manner substantially similar to Schedule 3.3 hereof. Seller and Purchaser shall prepare and file any notice or other filings required pursuant to Section 1060 of the Code, and any such notices or filings will be prepared based on the allocation set forth on Schedule 3.3, which Seller and Purchaser shall agree upon before the Closing Date. Purchaser agrees to send to the Seller any forms required to be filed with respect to this transaction prior to filing such form with the Internal Revenue Service.

3.4 Noncompetition. For and in additional consideration of Four Hundred Fifty Thousand ($450,000) Dollars (“the Non-compete Price”) paid by Purchaser at Closing, in connection with this Agreement and the Related Agreements Queyrouze will execute an agreement not to compete in the form appearing in Exhibit “E”, wherein Queyrouze shall agree that Queyrouze and any Affiliate of Queyrouze shall not directly or indirectly own, lease, license (to or from any third party), operate, participate (passively or actively) in, consult with, invest in or lend money to a competing business similar to that of the Purchaser (i.e., a fine dining restaurant featuring prime steak as the primary menu offering) nor solicit any employees of the Purchaser or its Affiliates for a period of two (2) years from the Closing Date in the States of Washington and Oregon. Queyrouze shall be entitled to only one payment of Four Hundred Fifty Thousand ($450,000) Dollars, which shall not be cumulated with the Related Agreements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller makes the representations and warranties set forth in this Article 4. Seller acknowledges that each of the warranties and representations set forth in this Article 4 is material to and is relied upon by Purchaser. Additionally, Queyrouze warrants and represents only the information in Section 4.1, below. To the extent not covered herein by an express warranty, Purchaser shall be entitled to all warranties implied or imposed by law with respect to the Purchased Assets or such Assumed Liabilities, including, but not limited to, the warranty of merchantability, the warranty of fitness for a particular purpose, and any warranties that may have arisen from course of dealing or usage of trade. Where Seller has made an express warranty or representation with respect to such Purchased Assets or such

Assumed Liabilities, such express warranty shall be in lieu of any implied warranties with respect to such Purchased Assets or such Assumed Liabilities, including but not limited to, the warranty of merchantability, the warranty of fitness for a particular purpose, and any warranties that may have arisen from course of dealing or usage of trade.

4.1 Queyrouze’s Capacity and Ownership Interest in Seller.

(a) Queyrouze is a competent, major domiciled in the State of Washington. Second Intervenor is wholly owned by Queyrouze.

(b) Queyrouze owns a 10% interest in New N.O. Crescent City Investors, L.L.C. and all rights attendant thereto; Second Intervenor, wholly owned by Queyrouze, owns a 52% interest in New N.O. Crescent City Investors, L.L.C., and all rights attendant thereto. Neither Queyrouze nor Second Intervenor have sold, transferred or assigned any of their respective rights in or to any of the interests in New N.O. Crescent City Investors, L.L.C.; and except as set forth on Schedule 4.1(b), the New N.O. Crescent City Investors, L.L.C. interests owned by Queyrouze and Second Intervenor are free and clear of any liens, claims, encumbrances and restrictions of any kind except for those set forth in the articles or organization and operating agreement of New N.O. Crescent City Investors, L.L.C.

4.2 Organization. Seller (a) is duly organized and validly existing under the laws of the state of its incorporation or organization as set forth in Schedule 4.2, (b) has all requisite power to carry on its Business as it is now being conducted and to own and operate its Assets, (c) is duly qualified to transact business and is, or by the Closing Date will be, validly existing in all states reflected on Schedule 4.2, which are the only states in which the ownership or leasing of Seller’s property or the conduct of its Business make such qualifications necessary, and (d) has paid all applicable filing fees required to be paid by the Washington Corporation Division and any other states where the Seller does business.

4.3 Requisite Power and Authority. Seller warrants that (a) Seller has the requisite power and authority to execute and deliver this Agreement and it has been duly executed and delivered by Seller; (b) Seller has or will have the requisite power and authority to execute and deliver each of the Closing Documents (as hereinafter defined) to which Seller is or will be a party and to consummate the transactions contemplated hereby and thereby after taking those actions set forth in Schedule 4.3; (c) all action of Seller, including without limitation any vote or written consent of its shareholders, members or partners, as appropriate, necessary to authorize the execution, delivery and performance of this Agreement, including without limitation those documents, instruments, and certificates set forth in Sections 7.6 and 9.2 has been duly taken or, prior to the Closing, will be taken, including those actions set forth in Schedule 4.3; and (d) this Agreement is a valid and binding agreement, enforceable against Seller in accordance with its terms.

4.4 Absence of Breach.

(a) The execution and delivery by Seller of this Agreement will not (a) result in or constitute a default, breach or violation of any of the terms, conditions or provisions of the Certificate of Formation or any Limited Liability Company Agreements, as the case may be, of Seller; (b) violate any provision of, or require any consent, authorization or approval (other than those that have been obtained or will be obtained prior to Closing by Seller) under any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, Seller; or (c) conflict with, result in a breach of, constitute a default or event of default (whether by notice or the lapse of time or both) under or accelerate or permit the acceleration of the performance required by Seller, or require any consent, authorization, or approval (other than those that have been obtained or will be obtained prior to Closing by Seller) under any material indenture, lien, lease, instrument or other agreement, written or oral, to which Seller is a party or by which Seller or any of the Assets or Leased Premises of Seller may be bound.

(b) Once all actions listed in Schedule 4.4 are taken, the execution and delivery by Seller of the Closing Documents to which it is or will be a party, and the consummation by Seller of the transactions contemplated thereby will not (a) result in or constitute a default, breach or violation of any of the terms, conditions or provisions of the Certificate of Formation, and Limited Liability Company Agreement, as the case may be, of Seller; (b) violate any provision of, or require any consent, authorization or approval (other than those that have been obtained or will be obtained prior to Closing by Seller) under any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, Seller; or (c) conflict with, result in a breach of, constitute a default or event of default (whether by notice or the lapse of time or both) under or accelerate or permit the acceleration of the performance required by Seller, or require any consent, authorization, or approval (other than those that have been obtained or will be obtained prior to Closing by Seller) under any material indenture, lien, lease, instrument or other agreement, written or oral, to which Seller is a party or by which Seller or any of the Assets or Leased Premises of Seller may be bound.

4.5 Ownership of Assets. Seller is the lawful owner of and has good and marketable title to its Assets, free and clear of all Liens except for those listed on Schedule 2.3, and upon the Closing, Purchaser will be vested with good and marketable title to Seller’s Assets, free and clear of and all Liens, and free of any transferee and/or successor liabilities, except for the Assumed Liabilities. No other Person, including without limitation any Affiliate of Seller, owns or is a part owner of any other assets, trade secrets, contracts, leases, property or other rights that are material to the conduct of Seller’s Business and are not being transferred pursuant to this Agreement. No agreements exist to sell, assign, lease, or license, any of Seller’s Assets except those listed and described on Schedule 4.5. No person other than Seller owns, is a party to or has any interest in any of the Franchise Agreement or Franchise Rights or any other agreement or instrument with the Purchaser or any Affiliate of the Purchaser which conveys franchise rights, area development rights or other similar rights with regard to the development of Ruth’s Chris Steak House restaurants. Seller’s Assets constitute all of the assets and property used by Seller in the operation of its Business.

4.6 Condition of Assets. Seller’s Assets and the Leased Premises are in good working condition, normal wear and tear excepted, and are suitable for their intended purpose in the ordinary course of Seller’s Business.

4.7 Compliance; Licenses and Permits. To Seller’s Knowledge, Seller has in all material respects complied with all laws, ordinances, rules, regulations, orders, filings, judgments, and decrees of any Governmental Authority applicable to the operation of its Business. Seller has not received any written notification, warning or inquiry from, or given any notification to or had any communication with, any Governmental Authority, with respect to any violation or alleged or possible violation of any law that may be applicable to Seller. Seller has not been cited or found guilty of any violations or offenses of any alcoholic beverage control laws. Schedule 2.1(i) sets forth all Licenses held or owned by Seller together with name of owner, issuer, expiration date, and whether such license is freely transferable or assignable, the party or parties whose consent is required for such transfer or assignment. Seller has all licenses, permits, consents, use agreements, approvals, authorizations and certifications required to conduct its Business, all of which are in validly existing, valid, and effective. Other than Seller, no Person, including without limitation any Affiliate of Seller, holds any License, relating to Seller’s Business or Franchise Rights. Seller shall use its commercially reasonable efforts to assist Purchaser in obtaining all Licenses necessary for the ownership and operation of its Assets and Business.

4.8 Contracts.

(a) Set forth on Schedule 4.8(a) is a list of all contracts and commitments of Seller relating to the operation of its Business or its Assets (including without limitation mortgages, indentures, loan agreements, and supply contracts) and all amendments thereto, except (i) the Real Property Lease listed on Schedule 2.1 (a) –1 and Schedule 2.1(a)-2; (ii) the Equipment Leases listed on Schedule 2.1(e); (iii) the Assigned Contracts listed on Schedule 2.1(h); (iv) the Easements listed on Schedule 2.1(c); (v) any contracts entered into in the ordinary course of business that involve an aggregate expenditure in any year of less than $5,000, provided that all of such undisclosed contracts do not involved expenditures in excess of $50,000 in the aggregate; (vi) any purchase and customer orders entered into in the ordinary course of business that in the aggregate involve expenditures of less than $5,000 annually; (vii) any contracts relating to Excluded Assets; and (viii) vendor lists.

(b) Schedule 4.8(b) identifies each contract of Seller’s Business in which (i) an officer or director of Seller, (ii) any of the Persons listed on Exhibit A, or (iii) an Affiliate of Seller has a material interest.

(c) Seller’s Equipment Leases and Assigned Contracts (i) are in full force and effect and enforceable in accordance with their terms; (ii) have not been amended except as set forth on the appropriate schedule hereto; and (iii) are not subject to any default (or any matter that with the giving of notice or lapse of time, or both, could become a default) by Seller or, to Seller’s Knowledge by any other party to such contract.

4.9 Trade Payables. None of the trade payables or accrued expenses of Seller is overdue including without limitation any such amounts as may be due to an alcoholic beverage wholesaler.

4.10 Inventory. Seller’s Inventory consists only of items that are of a quality and quantity usable in the ordinary course of its Business. All inventory is (i) of merchantable quality, (ii) suitable for sale (under existing quality control standards) under the trademark under which the Inventory is intended to be sold, and (iii) is in compliance with all applicable regulations and standards of any Governmental Authority. All beef included in the Inventory has been purchased from a supplier approved by Ruth’s Chris Steak House Franchise, Inc.

4.11 Real Property Lease. Seller has delivered to the Purchaser a true, correct and complete copy of the Real Property Lease listed on Schedule 2.1(a) – 1 (which comprises all the leases and/or subleases of immovable property to which Seller is a party or by which it is bound), together with all amendments, addenda and supplements thereto. Schedule 2.1(a) – 1 contains, in respect of Seller’s Real Property Lease, the name and address of the lessor, the street address of the premises leased thereunder, the commencement and termination dates of such Real Property Lease, the monthly rentals payable thereunder, all options to renew, if any, and a description of and reference to the Seller’s rights, if any, to assign such Real Property Lease or terminate such Real Property Lease for any reason other than lessor’s default. Schedule 4.11 sets forth, in respect of Seller’s Real Property Lease(s) and/or Seller’s franchised restaurant, a detailed description of the relevant parking plans, rights and accommodations. With respect to such Real Property Lease:

(a) The Real Property Lease is legal, valid, binding and enforceable against Seller, and to Seller’s Knowledge, enforceable against the lessor and any sublessors thereunder in accordance with its terms;

(b) Seller has received no notice that the lessor or any sublessor under the Real Property Lease intends to cancel or terminate the Real Property Lease or to exercise or not exercise any option thereunder;

(c) Except as set forth on Schedule 4.11(c), the Real Property Lease is assignable to Purchaser;

(d) Neither Seller nor, to Seller’s Knowledge, any other party to the Real Property Lease is in breach or default, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(e) Neither Seller nor, to Seller’s Knowledge, any other party to the Real Property Lease has repudiated any provision thereof;

(f) There have been and there are no disputes, oral agreement(s), temporary waivers, or forbearances in effect as to the Real Property Lease;

(g) Seller has good title to the leasehold interest under such Real Property Lease free and clear of all Liens except for those listed on Schedule 2.3;

(h) Seller has not assigned, pledged, transferred or conveyed any interest in the leasehold under the Real Property Lease and is not aware of any such assignment, transfer or conveyance;

(i) To Seller’s Knowledge, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation of its Business and have been operated and maintained in accordance with applicable laws, rules and regulations; and

(j) The Real Property Lease has not been amended or modified other than as described on Schedule 2.1(a) – 1;

(k) The Real Property Lease covering the premises has a remaining term of at least five (5) years (including any renewal options exercisable by the lessee thereunder); and

(l) There are no options to lease or purchase real estate obtained in connection with Seller’s Business or, to Seller’s Knowledge, in or around Seller’s Business.

4.12 Easements. Except for the Easements listed on Schedule 2.1(c), Seller does not use or benefit from any easement, servitude, privilege, or other right-of-way in connection with its Business. Except as set forth on Schedule 2.1(c) the Easements are valid and binding, and the use and benefit of such Easements are freely assignable or transferable to Purchaser by Seller without the consent or acceptance of any other Person.

4.13 Proprietary Rights. Except for the Franchise Rights obtained by Seller from Purchaser, Seller (i) does not use any patents, inventions, research, trademarks, trade names, copyrights, service marks, trade formulas, secret formulas, recipes, royalty rights, design rights or other technical information in the operation of its Business, and (ii) is not bound by or a party to any option, license or agreement of any kind with respect to patents, trademarks, service marks, copyrights or pending applications therefore. Seller has not been informed of any claims or suits pending or threatened against it claiming an infringement of any patent, copyright, license, trademark, service mark or trade name of others in connection with its Business.

4.14 Other Property. Seller owns no fee simple real estate (corporeal immovable) or titled motor vehicles, and no such property is used in connection with its Business.

4.15 Insurance. Seller maintains property, fire, casualty, workman’s compensation, general liability insurance and other forms of insurance relating to its

Assets and the operation of its Business consistent with the requirements of the Franchise Agreement.

4.16 Financial Statements. The income statements of Seller for the fiscal years 2004, 2005, and 2006, and the most current interim period of 2007 that Seller has prepared (the “Income Statements”) and the balance sheets of Seller as of December 31, 2006 (the “Balance Sheets”)(December 31, 2006 being referred to as the “Balance Sheet Date”), which have been delivered to Purchaser (collectively, the “Financial Statements”) (a) have been prepared on a U.S. federal income tax accrual basis consistently applied, (b) are correct and complete in all material respects, (c) accurately and completely represent the financial condition of the Seller in all material respects, including capital accounts, cash, other assets, income, expenses and other liabilities generated or retained as a result of Seller’s Business, as of the date or dates and for the period or periods stated, in all material respects, and (d) reflect all transactions to which Seller was a party during such period. To Seller’s Knowledge, no transaction or event has occurred since the Balance Sheet Date that has had or could have a Material Adverse Effect upon Seller’s Business or Assets.

4.17 No Assignments. Seller has not sold, assigned, transferred or otherwise disposed of, or modified, altered or replaced any of its Assets between the Balance Sheet Date and the date of this Agreement, except for Inventory sold in the ordinary course of business.

4.18 Taxes. All federal, state, county and local tax returns and reports required, including but not limited to those required for sales taxes, employment taxes, income taxes, corporate franchise taxes, and all other taxes applicable to Seller’s Business (“Taxes”), to be filed by Seller in connection with the operation of its Business or the ownership, use or operation of its Assets have been filed within the time periods and in the manner prescribed by law. Seller shall pay all Taxes when due from Seller’s Business from the date of this Agreement through the Closing Date, and thereafter to the extent such Taxes may be due after the Closing Date. Such returns and reports filed for the five preceding calendar years reflect accurately all liabilities for taxes required to be paid in connection with the operation of Seller’s Business for the periods covered thereby. All taxes and assessments (including interest and penalties) owed in connection with the operation of Seller’s Business or the ownership, use or operation of its Assets have been paid in full, or appropriate provision for payment has been made including all estimated corporate income tax payments due and payable through the date hereof. Seller currently has no outstanding tax liability under the law of any jurisdiction that would subject Purchaser or Seller’s Assets to the liability or withholding requirements of such jurisdiction’s law. There is no pending examination or proceeding by any authority or agency with respect to Seller’s Business relating to the assessment or collection of any taxes. Seller has no Knowledge that any Taxes remain unpaid, whether contested or uncontested, and Seller has no Knowledge of any notices of deficient filings or payments, whether contested or uncontested.

4.19 No Violations. Seller has not violated any law, statute, rule or regulation of any Governmental Authority that individually or taken as a whole could have a Material Adverse Effect.

4.20 Business Names. Seller has not used any other business names or address within the last five years except as reflected on Exhibit “A”.

4.21 Brokers’ Fees and Expenses. Seller has not retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity that would obligate Purchaser to pay all or any portion of such fees or commissions.

4.22 Litigation. Except as set forth on Schedule 4.22, there is no litigation, arbitration, known investigation, proceeding or controversy (including, without limitation, unsettled claims) relating to the Seller’s Business or Assets, or to Seller’s ability or right to sell its Assets, pending or, to Seller’s Knowledge, threatened by or against Seller by any third party or before any Governmental Authority. Seller has received no notice, order, judgment, injunction or decree of any Governmental Authority with respect to which Seller has been named as a party or that apply to or involve its Business or Assets.

4.23 Labor Matters.

(a) Seller is not a party to any collective bargaining agreement or other contract or understanding with a labor union relating to employees of its Business, and to the Knowledge of Seller there are no labor union organizational efforts underway or threatened involving any of Seller’s employees. There are no labor disputes, claims, lawsuits or grievances pending, or to Seller’s Knowledge threatened, against or otherwise affecting its Business. There are no written employment contracts or written employment agreements with any employees of Seller’s Business. All oral employment contracts or agreements with any employees of Seller’s Business shall be terminated by Seller effective on or before the Closing Date.

(b) Schedule 4.23(b) sets forth all full-time and part-time employees of Seller, together with each employee’s title and identification number, if any.

(c) Seller will deliver any and all necessary notices to its employees relating to the transaction contemplated by this Agreement, including without limitation any notices required by the WARN Act.

(d) To Seller’s Knowledge, Seller has at all times complied with all federal, state and local laws, rules, regulations, orders, judgments, decrees, ordinances and other statements of authority pertaining to employment, including without limitation all (i) employment eligibility verification forms, (ii) all immigration and alien employee regulations and laws, (iii) group health plans of Seller to which Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as “COBRA”) applies and that cover employees of its Business, (iv) the Americans with Disabilities Act and (v) payment of withholding taxes for or on behalf of employees.

(e) The transactions contemplated by this Agreement do not violate any federal or state labor laws or regulations.

4.24 Benefit Plans and ERISA. Except as set forth on Schedule 4.24-1, Seller does not maintain or contribute to, and Seller has no liability whatsoever with respect to, any Employee Benefit Plan. The health plan has been maintained and operated in accordance with applicable law including, without limitation, COBRA. Schedule 4.24-2 attached hereto lists the name of each person who has experienced a “Qualifying Event” (as defined in COBRA) with respect to the health plan and is eligible for “Continuation Coverage” (as defined in COBRA) and whose maximum period for Continuation Coverage has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Except for the health plan, Seller does not sponsor, maintain or contribute to any Employee Benefit Plan governed by ERISA.

Neither the Seller nor any ERISA Affiliate maintains, has ever maintained or become obligated to contribute to any Employee Benefit Plan that is subject to Title IV of ERISA. Seller has not within the last five years engaged in, nor is a successor corporation to any entity that has engaged in, a transaction described in Section 4069 of ERISA. The Assets are not subject to a lien by the Pension Benefit Guaranty Corporation.

4.25 Environmental Matters.

(a) To Seller’s Knowledge, Seller is conducting and at all times has conducted its Business in compliance with, and has not violated in any material respects, any Environmental Law. Seller has no Knowledge that noncompliance exists with respect to any Environmental Law with respect to its Assets and/or its Business.

(b) To Seller’s Knowledge, no condition, circumstance or activity has existed or currently exists with respect to Seller’s Assets and/or Business which could reasonably be expected to result in recovery by a Governmental Authority or other Person for damages or other costs, expenses or damages arising from or relating to any alleged injury or threat of injury or harm to public health, safety, or the environment.

(c) There are no outstanding orders, decrees, or judgments of any kind against Seller or any of its Assets or Business concerning any environmental, public health, safety, land use matters or other Environmental Law including, but not limited to, the emissions discharge or release of Hazardous Materials into the environment or work place, or the management of Hazardous Materials.

(d) To the extent any chemicals or chemical products are included among Seller’s Assets, such chemicals or chemical products are integral to and required for the conduct of Seller’s Business and are not waste or waste materials.

4.26 Full Disclosure.

(a) No representation or warranty or other statement made by Seller in the Agreement, and the exhibits and schedules thereto, contains any untrue statement or omits to state a material fact necessary to make any statements contained herein or therein, in light of the circumstances in which it was made, not misleading.

(b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may have a Material Adverse Effect on the Assets, Business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the exhibits and schedules thereto.

4.27 Purchaser’s Knowledge. Knowledge by Purchaser of any event, circumstance or fact will not vitiate or otherwise impair any of the representations or warranties of Seller and/or Queyrouze or any of the rights and remedies available to Purchaser with respect to such representations and warranties. Notwithstanding the foregoing, if to Purchaser’s Knowledge there is any event, circumstance or fact that vitiates or otherwise impairs any of the representations and warranties of Seller and/or Queyrouze prior to the Closing Date, then Purchaser shall disclose such Knowledge to Seller and Queyrouze and provide Seller and Queyrouze an opportunity to cure the event, circumstance or fact, provided that the Closing Date is not extended thereby.

ARTICLE 5

REPRESENTATION AND WARRANTIES OF PURCHASER

In order to induce the Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller as follows, each of which warranties and representations is material to and relied upon by Seller:

5.1 Organization of Purchaser. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (b) has the corporate power to own its property and to carry on its business as now being conducted by it, and (c) is duly qualified to transact business and is, or by the Closing Date will be, in good standing in all states reflected on Schedule 5.1.

5.2 Requisite Power and Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Closing Documents to which Purchaser is or will be a party and to consummate the transactions contemplated hereby and thereby. All actions of Purchaser, including without limitation any vote or written consent of its board of directors, necessary to authorize the execution, delivery and performance of this Agreement and all other documents and agreements executed or to be executed by Purchaser in connection with or pursuant to this Agreement, including without limitation those documents, instruments, and certificates set forth in Section 8.3 and 9.2 have been duly taken or, prior to the Closing Date, will have been taken, and this Agreement has been duly executed and delivered by Purchaser. This Agreement is a valid and binding agreement, enforceable against Purchaser in accordance with its terms.

5.3 Absence of Breach. The execution and delivery by Purchaser of this Agreement and the Closing Documents to which it is or will be a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (a) result in or constitute a default, breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Purchaser; (b) violate any provision of, or require any consent, authorization or approval (other than those that have been obtained or will be obtained prior to Closing Date by Purchaser) under any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to, or any governmental permit or license issued to, Purchaser, or (c) conflict with, result in a breach of, constitute a default or event of default (whether by notice or the lapse of time or both) under or accelerate or permit the acceleration of the performance required by Purchaser or require any consent, authorization, or approval (other than those that have been obtained or will be obtained prior to the Closing Date by Purchaser) under any material indenture, lien, lease, instrument or other agreement, written or oral, to which Purchaser is a party.

5.4 Brokers Fees and Expenses. Purchaser has not retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate Seller to pay any such fees or commissions.

ARTICLE 6

COVENANTS

Seller covenants and agrees, with respect to those provisions that apply to the Seller, and the Purchaser covenants and agrees, with respect to those provisions that apply to the Purchaser, that from the date of this Agreement through the Closing Date:

6.1 Preservation of Business and Relationships; Insurance. Seller shall not take any action with respect to its Business or Assets except in the ordinary course of business and in a manner consistent with past practices of Seller, and will preserve its Business intact, including using its commercially reasonable efforts to maintain all licenses, permits, consents or approvals required by applicable law and maintain the current relationships of its Business with customers, suppliers, employees, and others having business relationships with Seller, including without limitation maintenance of Inventory such that the Inventory as of the Closing Date is in accordance with Section 4.10 herein and as of the Closing Date, there will be on hand Inventory Levels which shall not be less than the minimum inventory levels as listed and described on Schedule

2.1(f)-2. Seller shall also maintain at current levels all its insurance relating to its Assets and Business.

6.2 Prohibited Transactions. Except in the ordinary course of Seller’s business consistent with past practices, Seller shall not (a) sell, pledge, dispose of or encumber, or authorize or propose the sale, pledge, disposition or encumbrance of, any its Assets (other than the sale of Inventory in the ordinary course of business, which shall be replenished such that as of the Closing Date, there will be on hand Inventory levels which shall be not less than the minimum inventory levels as listed and described on Schedule 2.1(f)-2; (b) make any change in its methods of management, marketing, accounting or operating (or practices relating to trade accounts or to other payments); (c) authorize any single capital expenditure in excess of $1,000 or capital expenditures in the aggregate in excess of $5,000, except as would be incurred in the ordinary course of business consistent with past practices; (d) allow any Lien or other encumbrance to be placed on any of its Assets other than purchase money liens and capital leases incurred in the ordinary course of business consistent with past practice, provided, that, such Liens are promptly disclosed to Purchaser and are either released on or before the Closing Date of Seller’s Assets or, if not released, secure an Assumed Liability; (e) commit to take or take any action with respect to increasing the existing salary or compensation of any officer, director, consultant or independent contractor of Seller, (f) enter into (i) any contract that provides for payments to another Person by Seller of more than $10,000 in the aggregate other than in the ordinary course of business consistent with past practice provided, that, any such contracts that are entered into by any Seller that exceed the forgoing dollar threshold are promptly disclosed to Purchaser or (ii) other transaction in connection with the operation of its Business, of any nature whatsoever, which may knowingly or willfully cause a Material Adverse Effect; (g) amend, cancel, terminate or default under any material contract or commitment of its Business, including, without limitation, the Real Property Lease, the Equipment Leases or Assigned Contracts or (h) other than in the ordinary course of business consistent with past practice, commit to take or take any action with respect to increasing, or make or commit to make any other adjustment to, the existing salary or compensation package of any employee.

6.3 Purchaser’s Access to Premises and Information; Confidentiality.

(a) Consistent with Section 7.14, and upon reasonable notice, coordinated with Queyrouze in a manner not to interrupt the ordinary course of business, Seller shall grant Purchaser and its counsel, accountants and other duly authorized representatives reasonable access during normal business hours to its Assets, Leased Premises, and all Books and Records relating to the operation of its Business, its Franchise Agreements or its Franchise Rights.

(b) Purchaser shall cause its employees, agents, representatives, counsel, accountants and financial advisors (and their counsel and accountants) to hold in confidence any and all information obtained from Seller and to refrain from disclosing such information (unless it is or becomes ascertainable from public sources or public disclosure is, in the good faith judgment of Purchaser, required by law); provided, however, that nothing contained herein shall limit the right of any such persons to disclose any such information to Purchaser or its employees, agents, representatives, counsel, accountants and financial advisors (and their counsel and accountants) for the purpose of facilitating the consummation of the transactions contemplated hereby.

(c) Purchaser’s access hereunder and any inspections pursuant thereto shall not waive or release Seller from, or otherwise affect, any of its representations or warranties under this Agreement.

(d) Upon reasonable notice and coordinated with Queyrouze in a manner not to interrupt the ordinary course of business, Purchaser shall have access to Seller’s employees for purposes of determining and making employment offers to such employees as set forth in Section 9.8(a).

(e) Seller shall upon the written request of Purchaser use commercially reasonable efforts to seek to obtain written authorization from each affected employee to release employee files to Purchaser within thirty (30) days of the execution of this Agreement, including, without limitation, hourly employee files on disk and management employee files on disk or however maintained by the Seller.

6.4 Consents. Promptly after execution of this Agreement Seller will apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required for consummation of the transactions contemplated hereby, including, without limitation, (i) estoppels and consents from the lessors or any other parties under its Real Property Lease, Easements, Equipment Leases, and Assigned Contracts, (ii) those necessary to transfer or assign its Licenses to Purchaser, and (iii) any other regulatory approvals necessary to consummate the transaction. Where the consent of a third party is required in connection with the transactions contemplated by this Agreement, the Seller will use their commercially reasonable efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. Any commercially reasonable charges imposed by the lessors for such estoppels and consents shall be borne by Seller, and Seller shall indemnify Purchaser against any action brought against Purchaser resulting from Seller’s failure to pay such charges.

6.5 No Negotiations. Subject to the termination provisions contained herein, from and after the date hereof, Seller, individually and/or its officers or directors or anyone acting on behalf of Seller or such persons, shall not, directly or indirectly, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm or other entity or group (other than Purchaser or its representatives) concerning any merger or sale of substantially all of its Assets or the sale of capital stock or partnership interests of Seller, or any other similar business combination or transaction involving Seller or any Affiliate of Seller.

6.6 Notification of Certain Matters.

(a) Seller shall give prompt notice to Purchaser of the following:

(i) the occurrence or nonoccurrence of any event that would be likely to cause either (A) any representation or warranty of Seller contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, or (B) directly or indirectly, any Material Adverse Effect;

(ii) any material failure of Seller, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or

(iii) any proposal together with the terms thereof, however communicated and in whatever form transmitted, regarding (A) any merger of Seller into or with another Person, (B) any purchase or sale of any material portion of its Assets or the equity interest in Seller, (C) any other similar business combination or transaction involving Seller or any Affiliate of Seller, or (D) any other indication of interest on the part of any Person with respect to any of the foregoing.

(b) Purchaser shall give prompt notice to the Seller of the following:

(i)	the occurrence or nonoccurrence of any event that would be likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; or

(ii)	any material failure of Purchaser, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c) Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7 Confidential Information. Purchaser and the Seller, until the fifth anniversary of the date of this Agreement and not withstanding the earlier termination of this Agreement, shall keep, and shall cause their Affiliates, attorneys, accountants, counsel, financial advisors and other representatives to keep, any and all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than such parties’ Affiliates, directors, managers, members, officers, employees or agents, and then only on a confidential basis; provided, however, that such parties may disclose Confidential Information (a) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the consummation of the transactions contemplated by this Agreement, (b) to such parties’ attorneys, accountants and financial advisors who have agreed to keep the Confidential Information confidential in accordance with the terms hereof or (c) as requested or required by any Governmental Authority; and provided further that

Purchaser may disclose such information to its financing sources. Purchaser may also disclose this Agreement and related Confidential Information to the extent Purchaser reasonably determines that such disclosure is appropriate to facilitate the fulfillment of the conditions precedent set forth in Article 7 hereof and to the extent the Confidential Information constitutes an Asset acquired by Purchaser, as necessary to run the Business after the Closing Date. For purposes of this Agreement, the term “Confidential Information” shall include all information about Purchaser and its Affiliates, on the one hand, and the Seller and their Affiliates on the other hand, which has been furnished to the other parties or their Affiliates pursuant to or in connection with this Agreement and any of the terms, conditions or other facts with respect to the negotiations of this Agreement; provided, however, that the term “Confidential Information” shall not be deemed to include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Purchaser and its Affiliates, on the one hand, or the Seller and its Affiliate, on the other hand, not permitted by this Agreement, (y) was available to the disclosing party on a non-confidential basis prior to its disclosure by the other parties to this Agreement or (z) becomes available to the disclosing party on a non-confidential basis from a person other than the other parties to this Agreement who, to the knowledge of the disclosing party, is not otherwise bound by a confidentiality agreement with the other parties to this Agreement or is not otherwise prohibited from transmitting the relevant information to such parties. Notwithstanding anything contained herein to the contrary, Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, shall not disclose any drafts of agreements negotiated between the Parties.

6.8 Purchaser Guarantee. If required by the lessor of the Leased Premises as a condition of granting a consent to the assignment of lease and estoppel agreement in a form reasonably satisfactory to Purchaser, Purchaser shall guarantee the respective Real Property Lease provided that said guarantee shall not take effect until the Closing Date. Purchaser shall use commercially reasonable efforts to have Seller and its Affiliates released from all guarantees with respect to the Real Property Lease on or before Closing to be effective at Closing and, if reasonably required, shall substitute or replace any security arrangements that Seller or its Affiliates have with such lessor including, but not limited to, the provision of replacement deposits and letters of credit. Commercially reasonable efforts shall include but not be limited to Purchaser offering a replacement of such guarantee, deposit or other security.

6.9 Real Estate Matters. Purchaser shall have the right, upon reasonable notice to and coordination with the Seller’s representative, which for this purpose shall be Queyrouze or any other individual subsequently designated by Queyrouze in writing, to conduct and to cause its engineers, accountants, attorneys, consultants, appraisers, and other agents to conduct such other reviews, inquiries, examinations, and inspections of the Lease Premises and the Leasehold Improvements as Purchaser deems necessary or appropriate prior to the Closing Date including but not limited to Seller’s legal opinion relating to the enforceability of the assignment of lease against Seller (“Purchaser’s Inspections”). Seller shall not be obligated to render a title opinion as to the Real Property Lease. The Seller shall cooperate with Purchaser in all reasonable respects in making Purchaser’s Inspections. Purchaser shall promptly notify the Seller in writing of any objections to the condition of the Leased Premises or the Leasehold Improvements

identified as a result of any of Purchaser’s Inspections which affect the merchantability of the Seller’s title or the use of the Leased Premises or the Leasehold Improvements as presently utilized (the “Other Objections”).

If the remaining term of the Real Property Lease is less than 10 years, Seller shall use its commercially reasonable efforts to assist the Purchaser in obtaining an extension to, or an option to extend such lease term prior to the Closing Date of Seller’s Assets on terms and conditions reasonably satisfactory to the Purchaser.

6.10 Environmental Matters. Within sixty (60) days after the execution of this Agreement, Purchaser, at its sole cost and expense, may obtain an environmental site assessment report with respect to the Leased Premises, the Leasehold Improvements and the other Assets, which report shall be acceptable in form and substance to Purchaser in its sole discretion. Any such environmental site assessment may include physical inspections of the Leased Premises, the Leasehold Improvements, and other Assets, a review of all relevant records in the possession or custody or under the control of the Seller, a review of relevant governmental agency records and contact with governmental agency personnel, sampling activities and any other investigatory activities of a scope satisfactory to Purchaser in its sole discretion. Purchaser shall promptly notify the Seller in writing of any objections to the condition of the Leased Premises, the Leasehold Improvements, or other Assets identified as a result of any environmental site assessment report. Any such objection by Purchaser shall be deemed a Purchaser Objection (defined in Section 6.9 above) and shall be governed by the rights and obligations of the parties set forth in Section 6.9 above.

Within ten (10) days of the execution of this Agreement, Seller shall provide Purchaser with copies of any environmental site assessment reports in its possession with respect to the Leased Premises, the Leasehold Improvements and the other Assets.

6.11 Real Property Lease Notices. The Seller will provide the Purchaser with copies of all notices from any landlord under the Real Property Lease within three (3) business days of receipt of such notice.

6.12 Further Assurances. At any time between the execution of this Agreement and the Closing Date, at Purchaser’s request and without further consideration, Seller shall provide such materials and information and take such actions as Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby, including, without limitation any request by Purchaser for assistance to obtain any authorizations, consents, filings, approvals, licenses and permits under Section 7.3 and otherwise to cause Seller to fulfill its obligations under this Agreement.

6.13 Investor Approval. Seller shall use commercially reasonable efforts to obtain the Investor approval required by Section 8.5 of this Agreement within forty-five (45) days of the date of this Agreement. Queyrouze shall vote, and shall cause Crescent City Investments, Inc., and other legal persons and juridical entities controlled by him or for whom he has authority to act, to vote, in favor of the transaction contemplated in this Agreement in any vote where such Investor approval is sought. Seller may be granted an extension of time upon good cause shown to obtain the Investor approval required in Section 8.5.

6.14 Deposits, Pre-paid Expenses, Etc. Seller will not liquidate or recover any deposits (other than lease deposits), prepayments, pre-paid expenses and refunds except in the ordinary course of business.

6.15 Certain State of Washington Sales Taxes; Resale Certificates. Purchaser shall, contemporaneously with Closing, or if allowed by law as thereafter practical, (i) report and pay over to the appropriate state and local authorities any sales and use taxes levied on the transaction contemplated by this Agreement for which the asset purchaser has primary liability under the laws of the State of Washington, and (ii) provide Seller with a resale certificate for inventories and other items held for resale.

6.16 Minimum Inventory Levels. As of the Closing Date, there will be on hand the minimum inventory levels as listed and described on Schedule 2.1(f)-2 and smallwares of sufficient quality and quantity to operate Seller’s Business in a usual and customary manner.

6.17 Seller’s Production of Information to Purchaser. Seller will continue to make commercially reasonable efforts to supply Purchaser with all of the items requested through the Closing Date in connection with Purchaser’s inspection of Seller’s Business and Assets.

ARTICLE 7

CONDITIONS TO PURCHASER’S OBLIGATIONS

In addition to all other conditions and contingencies, if any, set forth in this Agreement, the performance of Purchaser’s obligations hereunder shall on the Closing Date, at the option of Purchaser, be subject to the satisfaction of the following conditions by Seller:

7.1 Representations and Warranties True at Closing. All of the representations and warranties made by Seller in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

7.2 Obligations Performed. Seller shall have performed and complied, in all material respects, with all of its obligations under this Agreement which are to be performed or complied with by it or before the Closing Date.

7.3 Authorizations, Consents, Licenses, Permits and Approvals. As of the Closing Date, all authorizations, consents, filings and approvals necessary to permit Seller to perform the transactions contemplated hereby, landlord consents to assignment and estoppel agreements, and all authorizations, consents, filings, licenses, permits and approvals necessary to permit Purchaser to continue the Business of Seller in the manner now conducted by Seller (including licenses necessary to permit the Purchaser to operate a Ruth’s Chris Steak House restaurant on the Lease Premises including but not limited to occupational permits, health permits, and permits authorizing the sale of beer, wine and liquor), (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect; and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

7.4 Closing Documents. As of the Closing Date, the Seller shall have executed and delivered or caused to be executed and delivered to Purchaser the Closing Documents (as defined in Section 9.2) in form and substance reasonably satisfactory to Purchaser and its counsel.

7.5 Inspection. Within the period beginning the day after execution of this Agreement and continuing for sixty (60) days, the Seller shall have afforded Purchaser an opportunity to make a complete inspection and review of the Assets and Business, and Purchaser shall be satisfied with such inspection and review in its sole discretion.

7.6 Seller’s Deliveries. As of the Closing Date, Purchaser shall have received each of the following with respect to the Seller, together with any additional items that Purchaser may reasonably request to effect the transactions contemplated herein:

(a) Full and complete possession of the Assets and the Leased Premises of Seller;

(b) All keys, combinations, computer passwords and other security access devices and codes that are in Seller’s possession with respect to the Leased Premises and Assets of Seller;

(c) A certificate of the President, or the manager, as appropriate, of Seller certifying as to the matters set forth in Sections 7.1, 7.2 and 7.3 hereof and as to the satisfaction of all other conditions set forth in this Article 7;

(d) A certificate of the Secretary of Seller which is a corporation or limited liability company and of each corporate general partner of any Seller that is a partnership, dated the Closing Date, (i) setting forth the resolutions of the board of directors and/or managers and the shareholders and/or members of such corporation and/or limited liability company, authorizing the execution and delivery of this Agreement and the Closing Documents to which Seller is a party, and the consummation of the transactions contemplated hereby, (ii) certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date, (iii) certifying as to the incumbency of the officers of such corporation and/or limited liability company executing the Closing Documents and (iv) certifying as to the validity of the Articles of Incorporation and Bylaws and/or Certificate of Formation and Operating Agreements of Seller (and, in the case of any corporate general partner, the validity of the partnership agreement of the appropriate Seller) copies of which shall be attached to the certificate together with any and all amendments;

(e) If issued by the jurisdiction(s) within which Seller exists and operates, a certificate of Seller and of each corporate or limited liability company general partner of Seller that is a partnership, and a certificate of existence for Seller that is a partnership, dated a date reasonably approximate to the Closing Date, issued by the Secretary of State of the entity’s state of organization and the state where Seller operates its Business, and, to the extent required to demonstrate tax good standing in its state of organization, a letter from that state’s Department of Revenue certifying as to the timely filing of all tax reports and the timely payment of all taxes by Seller;

(f) A certified Uniform Commercial Code or equivalent search in the name of Seller and each general partner of Seller which is a partnership, performed in each jurisdiction where the Assets of Seller are located and where Seller’s Chief Executive Office (as that term is used under the Uniform Commercial Code in the state wherein such search is being performed) is located, dated nor more than 30 days prior to the Closing Date showing no Liens of record encumbering the Assets;

(g) for each Real Property Lease an estoppel certificate and consent to assignment from the lessor thereunder in substantially the form of Exhibit “B” along with amendments to the Real Property Lease or waiver by Purchaser thereof, in its sole discretion, described on Schedule 7.6(g). With respect to such Real Property Lease:

(1) all rentals or other monies due or required to be paid thereunder have been paid and will have been paid through the Closing Date except for routine adjustments in percentage rentals, common area maintenance charges or adjustments, and operating expenses which will be paid by Seller post-closing in connection with Section 12.14;

(2) all necessary consents to assignment have been or will be obtained prior to Closing in a form satisfactory to Purchaser, the estoppel certificate for such Real Property Lease will have been obtained in a form satisfactory to Purchaser prior to the Closing Date and such Real Property Lease will continue to be legal, valid, binding and enforceable against the lessor thereunder on identical terms following the Closing Date;

(h) With the exception of any claim that may arise under this Agreement, the release and discharge of Purchaser, Ruth’s Chris Steak House Franchise, Inc., its executive officers, managers, employees, directors, subsidiaries, parent corporations, affiliates, attorneys and agents (hereafter referred to collectively as “the Released Parties”) by Seller, on its behalf and on behalf of its subsidiaries, parent corporations, Queyrouze, First Intervenor and the Second Intervenor, in the form of Exhibit F, of and from any and all past, present, and/or future claims, actions, demands, rights, damages, causes of action and rights of action whatsoever, known and unknown, anticipated and unanticipated, to which Seller may be entitled, in any way resulting from and/or to result from Seller’s franchise agreements with Ruth’s Chris Steak House Franchise, Inc., and especially from the causes of action asserted in the Litigation, and/or in any way resulting from or to result from damages to Seller or any of the consequences of the foregoing, and any and all damages of whatsoever kind or character which may have been and/or which might in the future be sustained by Seller in any way resulting from and/or to result from the aforesaid claims. Seller will authorize and instruct their counsel of record in the Litigation to execute and file in the Litigation a dismissal with full prejudice of all claims asserted therein against the Released Parties or any of them. Seller further agree to defend, indemnify and hold harmless the Released Parties from and against any claims asserted or to be asserted by any party, person, firms or corporations arising out of the claims described above. Notwithstanding anything contained herein to the contrary, Seller shall make commercially reasonable effort to obtain releases on behalf of its executive officers; and

(i) Such other documents and instruments as are reasonably necessary to effect the transactions contemplated hereby, including, without limitation conveyance of title to the Assets and peaceful possession of the Leased Premises from claims by the lessor of each Leased Premises and any third parties.

7.7 Audited Statements. At any time prior to the Closing Date, to the extent required by law or in the commercially reasonable opinion of Purchaser’s attorneys or public accountants, Purchaser and its independent auditors shall have determined that they can prepare, or have prepared, at a reasonable cost, any and all audited financial statements of Seller and/or the Business of Seller that are necessary to comply fully with any and all securities laws given Purchaser’ status as a publicly-traded company (NASDAQ:RUTH).

7.8 No Challenge. As of the Closing Date, there shall not be pending or threatened any action, proceeding or investigation before any Governmental Authority or any pending action by any other person challenging, or seeking material damages in connection with, the acquisition by Purchaser of the Assets or Business pursuant to this Agreement or challenging the ability of Purchaser or any of its Affiliates to own and operate the Assets or the Business or that may otherwise result in a Material Adverse Effect.

7.9 No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect in the Business and/or Assets (without giving effect to the consequences of the transactions contemplated by this Agreement) of Seller, whether reflected in financial statements, the Exhibits or Schedules hereto, or otherwise.

7.10 Minimum Inventory and Working Cash Level. The Inventory level of Seller as of the Closing Date for such Seller’s Assets shall be not less than that set forth on Schedule 2.1(f)-2. The Working Cash shall not be less than $1,000.

7.11 Failure to Obtain Lessor’s Consent. The failure of Seller to obtain an estoppel certificate and consent to assignment from the lessor under the Real Property Lease as required by Section 7.6(g) herein shall not be a default under this Agreement on behalf of Seller, but the delivery of all such documents shall be a condition of Purchaser’s obligation to close.

7.12 Real Estate Matters. On or before the Closing Date, Purchaser may obtain the Surveys, any Commitments from the Title Company to provide title insurance covering the Leasehold Improvements and Leased Premises, and any environmental site assessment report, as applicable.

7.13 INTENTIONALLY OMITTED.

7.14 Due Diligence Matters.

(a) Within the sixty (60) day period beginning on the date of the execution of the Agreement (“the Due Diligence Period”), Purchaser shall have been provided an opportunity to access Seller’s records and information related to financial, legal, company (including minutes of member meetings provided that Seller is permitted to redact any discussion regarding the Litigation), marketing, employee relations, regulatory and environmental, and to consult with officers and employees of Seller in order that Purchaser shall be fully satisfied with the Assets and Seller’s Business. During the Due Diligence Period, Purchaser shall also have an opportunity to investigate matters related to leasing of the premises and licensing with the appropriate governmental authorities. If at the end of the Due Diligence Period, if any material items relative, but not limited, to, (i) Seller’s employees or employment matters, and/or (ii) Other Objections, then the Due Diligence Period with respect to such matters may be extended to the Closing Date. In the event that Purchaser, needs additional time to investigate other matters, provided that Purchaser has been diligently pursuing its due diligence investigation, then the Due Diligence Period with respect to such matters may be extended to the Closing Date upon good cause shown and with Seller’s consent, which shall not be unreasonably withheld.

(b) Notwithstanding anything contained herein to the contrary, the Parties acknowledge that the Schedules and Exhibits to the Agreement have not been finalized as of the date of the execution of this Agreement. Seller reserves the right to amend and supplement the Schedules and Exhibits through the Closing Date. In the event that the Schedules or Exhibits are amended and supplemented by the Seller after fifteen (15) days from the date of this Agreement, the Due Diligence Period shall be extended or reopened, as the case may be, and Purchaser shall be granted a period of time reasonable under the circumstances for further opportunity to investigate matters related to the amendments made to the Schedules or Exhibits. Prior to the Closing Date, in the event that Purchaser determines, for any reason, that it does not desire to acquire the Assets, Purchaser shall deliver written notice to Seller of its intention not to close this transaction, and this Agreement may be terminated in accordance with Section 10.1.

7.15 Employment Contracts. Purchaser shall have been provided an opportunity to access Seller’s employees and to offer employment to Seller’s employees, including the opportunity to offer employment contracts to Seller’s employees, if so desired.

7.16. Approval of Schedules and Exhibits. Purchaser shall have made commercially reasonable efforts to agree with Seller as to the form and content of all Schedules and Exhibits, attached hereto.

7.17 Closing of the Transactions Contemplated by the Related Agreements. The contemporaneous closing of the purchase and sale of the assets and business of RCSH Bellevue, L.L.C., a Washington Limited Liability Company and Bayou Investors Limited Liability Company, a Washington Limited Liability Company, consistently with the terms and conditions of the Related Agreements.

7.18 Board of Director Approval. The Purchaser will have obtained the majority approval of its acquisition of the Assets by its Board of Directors or Managers.

7.19 Pre-Closing Investigation. The Purchaser shall be entitled to inspect Seller’s Assets within forty-eight hours of the Closing Date in order to determine whether any Material Adverse Effect has occurred.

ARTICLE 8

CONDITIONS TO SELLER’S OBLIGATIONS

In addition to all other conditions and contingencies, if any, set forth in this Agreement, the performance of Seller’s obligations hereunder shall, at the option of Seller, be subject to the satisfaction of the following conditions on or before the Closing Date:

8.1 Representations and Warranties True at Closing. The representations and warranties made by Purchaser in or pursuant to this Agreement or given on its behalf hereunder shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

8.2 Obligations Performed. Purchaser shall have performed and complied, in all material respects, with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing Date.

8.3 Purchaser’s Deliveries. As of the Closing Date, Purchaser shall have delivered to Seller each of the following, together with any additional items which Seller may reasonably request to effect the transactions contemplated herein:

(a) A certificate of the President/CEO of Purchaser certifying as to the matters set forth in Sections 8.1 and 8.2 hereof and as to the satisfaction of all other conditions set forth in this Article 8;

(b) Such other documents and instruments as shall be reasonably necessary to effect the transactions contemplated hereby;

(c) The Purchase Price (as adjusted pursuant to Section 3.2);

(d) The Non-compete Price;

(e) With the exception of any claim that may arise under this Agreement, the release and discharge of Seller, its Affiliates, its executive officers,

managers, employees, directors, subsidiaries, parent corporations, attorneys and agents, including Queyrouze, First Intervenor, Second Intervenor and the Investors or any one of them, (hereafter referred to collectively as “the Released Parties”) by Purchaser, its subsidiaries and parent corporations of and from any and all past, present, and/or future claims, actions, demands, rights, damages, causes of action and rights of action whatsoever, known and unknown, anticipated and unanticipated, to which Purchaser may be entitled, in any way resulting from and/or to result from Seller’s franchise agreements with Ruth’s Chris Steak House Franchise, Inc., and especially from the causes of action asserted in the Litigation, and/or in any way resulting from or to result from damages to the Purchase, or any of the consequences of the foregoing, and any and all damages of whatsoever kind or character which may have been and/or which might in the future be sustained by Purchaser, in any way resulting from and/or to result from the aforesaid claims. Purchaser will authorize and instruct its counsel of record in that litigation referred to above to execute and file in the Litigation a dismissal with full prejudice of all claims asserted therein against the Released Parties or any of them. Purchaser further agrees to defend, indemnify and hold harmless the Released Parties from and against any claims asserted or to be asserted by any party, person, firms or corporations arising out of the claims described above; and,

(f) A resale certificate for Seller’s inventories and items held for resale in accordance with Washington Administrative Code 458-20-102 in form and substance reasonably acceptable to Seller.

8.4 No Challenge. As of the Closing Date, there shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with, the acquisition by Purchaser or any of its affiliates to own and operate the Assets or otherwise materially adversely affecting the business, assets, prospects, financial condition or results of operations of Seller.

8.5 Investor Approval; Authorizations, Consents, Licenses, Permits and Approvals. As of the Closing Date:

(a) Seller shall have obtained from its Investors the requisite approval to complete the transactions contemplated herein and shall have provided Purchaser with an opinion of counsel that Seller is authorized to enter into this transaction; and

(b) all authorizations, consents, filings and approvals necessary to permit Purchaser to perform the transactions contemplated hereby, including landlord consents and estoppel agreements, and all authorizations, consents, filings, licenses, permits and approvals necessary to permit Purchaser to continue the Business of Seller in the manner now conducted by Seller (including licenses necessary to permit the Purchaser to operate a Ruth’s Chris Steak House restaurant including but not limited to occupational permits, health permits, and permits authorizing the sale of beer, wine and liquor) shall have been duly obtained, made or given in form and substance which will not impose any unreasonably onerous terms or conditions on Seller.

8.6 No Material Adverse Effect. Since the date hereof, there shall have been no Material Adverse Effect in the Business and/or Assets (without giving effect to the consequences of the transactions contemplated by this Agreement) of Seller, whether reflected in financial statements, the Schedules hereto or otherwise.

8.7 Approval of Schedules and Exhibits. Seller shall have made commercially reasonable efforts to agree with Purchaser as to the form and content of all Schedules and Exhibits, attached hereto.

8.8 Closing of the Transactions Contemplated by the Related Agreements. The contemporaneous closing of the purchase and sale of the assets and business of RCSH Bellevue, L.L.C., a Washington Limited Liability Company, and Bayou Investors Limited Liability Company, a Washington Limited Liability Company, consistently with the terms and conditions of the Related Agreements.

8.9 Franchise Royalties. At Seller’s option, Seller may prepay Seller’s royalty obligations pursuant to the Franchise Agreements up through the Closing Date by paying to Purchaser the royalty obligation for the applicable period between the last royalty payment and the Closing Date based upon a per diem calculation using the average per diem royalty payment for the immediately previous royalty period due and remitted, provided that Seller and Purchaser shall calculate the actual royalty obligation due as a Post-Closing Obligation.

ARTICLE 9

THE CLOSING

9.1 Time and Place. Upon the terms and subject to the conditions set forth in this Agreement, the Closing will take place at the offices of Halpern & Martin, L.L.C., 3900 North Causeway Boulevard, One Lakeway Center, Suite 605, Metairie, Louisiana 70002, and shall be effected on the Closing Date, it being understood and agreed that either party may waive in writing any condition to Closing that it is otherwise entitled to assert.

9.2 Closing Deliveries. On or prior to the Closing Date, the parties shall execute and deliver, or cause to be executed and delivered, all of the following documents and instruments reasonably required to effectuate, consummate and implement the terms and conditions of this Agreement (the “Closing Documents”):

(a) A separate Bill of Sale executed by Seller sufficient to transfer and assign to Purchaser all of Seller’s right, title and interest in and to its Assets, in substantially the form of Exhibit “C”;

(b) A separate Assignment of Lease executed by Seller that is a party to a Real Property Lease, in substantially the form of Exhibit “D” or in such other form as may be reasonably acceptable to the Purchaser (the Lease has a form of assignment attached as an exhibit), sufficient to transfer Seller’s right, title and interest in and to the Real Property Lease to which it is a party and Leasehold Improvements thereon.

(c) An assumption agreement pursuant to which Purchaser shall assume the Assumed Liabilities (the “Assumption Agreement”) in substantially the form of Exhibit “H”;

(d) A compliance certificate executed by the appropriate officer of Seller in accordance with Section 7.6(a) and by Purchaser in accordance with Section 8.3(a) of this Agreement.

(e) Queyrouze shall have executed and delivered to the Purchaser non-competition agreements in substantially the form attached hereto as Exhibit “E” relating, respectively to (i) Washington, and (ii) Oregon.

(f) A legal opinion of Seller’s counsel and counsel retained by Seller in the jurisdiction of Washington upon which Seller’s counsel bases his opinion, retained at Seller’s sole cost and expense, dated the Closing Date, in form and substance mutually and reasonably acceptable to the Purchaser and the Seller, which will opine as to the following: (i) organization and valid existence; (ii) foreign qualifications; (iii) power and authority; (iv) due authorization execution and delivery; (v) any conflicts with Seller’s organizational documents or local laws; (iv) the form of the assignment; (vii) the enforceability of the assignment against Seller; (viii) enforceability of the Closing Documents against Seller; and (ix) no undisclosed litigation. The costs of any opinions of counsel obtained by Purchaser shall be borne by Seller to the extent that the cost of such legal opinion(s) does not exceed Five Thousand ($5,000) Dollars. To the extent that the cost of such opinion(s) exceed Five Thousand ($5,000) Dollars said cost shall be borne by Purchaser.

(g) INTENTIONALLY OMITTED.

(h) A separate Assignment of Trade Name executed by Seller for each state wherein Seller has registered a trade name in substantially the form of Exhibit “I”.

(i) Releases of any and all lien rights other than Permitted Encumbrances, that encumber or could encumber the Leased Premises, or other commercially reasonable means of obtaining releases of the lien rights.

(j) The Seller, First Intervenor, Second Intervenor, and Purchaser shall have executed a Release and Indemnity Agreement in accordance with Section 7.6(h) and 8.3(e), in substantially the form of Exhibit “F” and a dismissal of the Litigation shall be filed within three (3) business days of the Closing.

(k) Any other documents reasonably requested by either party.

9.3 Payment of Purchase Price. Subject to the terms and conditions of this Agreement, on the Closing Date Purchaser will deliver the Purchase Price, as adjusted, in accordance with Article 3.2.

9.4 Transfer of Title. Title to all of the Assets and Purchaser’s right to operate and control the Assets will pass from Seller to Purchaser on the Closing Date, subject to the terms and conditions of this Agreement.

9.5 Further Assurances. At any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such other reasonable instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information to take other actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Business, Leased Premises, and Assets, and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement.

9.6 Power of Attorney. Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with power substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser: (a) to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (b) to institute, prosecute, compromise and settle any and all actions or proceedings against third parties that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (c) to defend or compromise any and all actions or proceedings against third parties in respect of any of the Business or Assets; and (d) to do all such acts and things necessary to fulfill the transactions contemplated under this Agreement.

Seller acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. Purchaser shall indemnify and hold harmless Seller from any and all losses caused by or arising out of any breach of law by Purchaser in its exercise of such power of attorney. Purchaser further acknowledges that it will exercise the power of attorney only in connection with the Business and that the power of attorney will only be exercised after 72 hours prior notice to the Seller of Purchaser’s intent to exercise the power of attorney. The inclusion of this provision in this Agreement shall not prevent the liquidation of the Seller provided that the Seller or its successor(s) agree to be bound by this Agreement.

9.7 Closing Costs. All of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser shall be paid by Purchaser. All expenses incurred by any Seller in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, brokers, counsel and accountants for Seller, shall be paid by Seller.

9.8 Employee Matters.

(a) The employment of all employees of Seller employed in connection with its Business will be terminated by Seller as of the Closing Date. Purchaser may, but shall be under no obligation to, offer employment to any or all employees of Seller. Purchaser shall not assume any of Seller’s employment liabilities that have accrued on or before the Closing Date, including without limitation unpaid FICA, FUTA, unemployment tax, pension or profit-sharing plan contributions, employee fringe benefits, liabilities under the WARN Act, severance benefits, bonuses, vacation time or pay or incentive programs of any type, nor shall Purchaser acquire any interest in or obligation under any pension, profit sharing, retirement or other plan of Seller. Seller shall retain all severance obligations to its employees. Seller shall retain all liabilities relating to any Employee Benefit Plan.

(b) If Seller is subject to COBRA, Seller or Seller’s ERISA Affiliate shall maintain a health plan after the Closing Date and will provide continuation health coverage pursuant to COBRA for all M&A Qualified Beneficiaries. “M&A Qualified Beneficiaries” means each individual who is a “qualified beneficiary” whose “qualifying event” occurred prior to or in connection with the sale of the Assets and whose qualifying event occurred in connection with a covered employee whose last employment prior to the qualifying event was associated with the Assets being sold.

9.9 Termination of the Franchise Agreements. From and after the Closing Date, the Seller shall have no further franchise, option or development rights with regard to Ruth’s Chris Steak House restaurants in Washington or Oregon, specifically, and the rest of the United States; hence, at the Closing Seller and Queyrouze will return all recipes, recipe manuals, corporate policy materials, training manuals and any other manuals or documents of any type relating to Ruth’s Chris Steak House restaurants, including without limitation all Books and Records, and shall no longer use Purchaser’s logos, trademarks, recipes and trade names which they were empowered to use pursuant to the terms and conditions of their Franchise Agreements and which they hereby unconditionally and irrevocably assign to Purchaser. All post-termination obligations contained in the Franchise Agreement shall remain in effect from and after the Closing Date except (i) those listed on Schedule 9.9, and (ii) to the extent that any such post termination obligation has been modified by the provisions of the agreement not to compete between Purchaser and Queyrouze in the form of Exhibit E.

9.10 Risk of Loss. This risk of loss prior to the Closing Date shall be with Seller. In the event the Assets or the operation of its Business or Leased Premises shall have been damaged or otherwise materially adversely affected as a result of any casualty or act of God, or any judicial, administrative or governmental proceeding at or prior to the Closing Date, then Purchaser shall have the option of either (a) proceeding to the Closing with an assignment of any insurance proceeds that may be paid to reflect such loss or damage, or (b) terminating this Agreement pursuant to Section 10.1(b) hereof (which shall also constitute a termination with respect to the Related Agreements) without further liability to Seller.

9.11 Insurance prepayments. Purchaser may, but shall be under no obligation to, assume any insurance of any Seller transferred to Purchaser under Section 2.1(m), to the extent such insurance is transferable. Premiums or policies assumed shall be pro rated through the Closing Date pursuant to Section 2.5 and Section 2.6.

9.12 Gift Certificates. After the Closing Date it is contemplated that gift certificates and other evidences of credit which are liabilities of the Seller will be presented to Purchaser for redemption (the “Gift Certificates”). For a period of fifteen (15) months following the Closing Date, Purchaser shall recognize and honor such Gift Certificates up to the amount shown on the balance sheet of the Seller as of the Closing Date (the “Gift Certificate Outstanding Balance”) and the Seller shall indemnify Purchaser for any such amount in accordance with Section 11.1 and Section 11.4. Following such fifteen (15) month period, Purchaser shall not honor any Gift Certificates, and following the sixteenth (16th) month after the Closing Date, the Escrow Agent (as hereinafter defined) shall deliver to Seller the remaining balance of Escrow Account (as hereinafter defined) in accordance with the Escrow Agreement. The Escrow Agreement shall provide that (i) the Purchaser shall obtain repayment for the redeemed Gift Certificates only upon delivery of same to the Escrow Agent and (ii) the Escrow Agent shall promptly deliver such redeemed Gift Certificates to Queyrouze, as agent for the Seller.

9.13 Working Cash. On the Closing Date Seller shall leave the Working Cash in Seller’s cash register, or other secured place where cash or other valuables are normally safeguarded.

ARTICLE 10

TERMINATION AND SPECIFIC PERFORMANCE

10.1 Termination. This Agreement may be terminated by any one or more of the following:

(a) by mutual written consent of Purchaser and Seller;

(b) by Purchaser or Seller if there occurs a Material Adverse Effect affecting the Business and/or Assets (without giving effect to the consequences of the transactions contemplated by this Agreement) of Seller provided that with respect to the Seller’s right to terminate under this Section 10.1(b), the Material Adverse Effect was not caused by or legally attributable to either Seller or Queyrouze;

(c) by the Seller if it is not in breach under this Agreement and if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser;

(d) by the Purchaser if it is not in breach under this Agreement and if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller;

(e) by Purchaser or Seller if any of the Related Agreements is terminated; and

(f) by either Purchaser or Seller if the Closing is not consummated on or before the Closing Date, unless such date is extended in writing by the mutual agreement of the parties (any such extension shall also constitute an extension with respect to the Related Agreements), and if the conditions to such Person’s obligation to close have not been satisfied as provided in Article 7 as to Purchaser or Article 8 as to Seller, with the exception of Section 8.9.

10.2 Effects of Termination.

(a) In the event this Agreement is terminated pursuant to Section 10.1(a), 10.1(e) or 10.1(f) above, no party shall have any obligations to the others hereunder except for those obligations in respect to confidentiality and the return of confidential information.

(b) In the event this Agreement is terminated pursuant to Section 10.1(b), the obligations in respect to confidentiality and the return of confidential information set forth in this Agreement shall remain in effect and each party hereto may exercise all remedies available to it under this Agreement, at law or in equity; and

(c) In the event this Agreement is terminated by Seller pursuant to Section 10.1(c) above, Seller shall be excused from further performance of its obligations hereunder.

(d) In the event this Agreement is terminated by Purchaser pursuant to Section 10.1(d) above, Purchaser shall be excused from further performance of its purchase obligation hereunder.

10.3 Specific Performance. Notwithstanding any other provision herein to the contrary, each of Seller and Purchaser reserves the right to enforce the terms of this Agreement via specific performance. In the event (a) the Seller has not been in breach under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser, or (b) in the event Purchaser has not been in breach of any representation, warranty, covenant, or agreement contained in this Agreement on the part of any Seller; then in either such event, provided that the conditions to closing contained in Sections 8.1 through 8.8 as to Seller and Article 7 as to Purchaser herein, as the case may be, of the breaching party have been satisfied or could have been satisfied except for the willful action or inaction of the breaching party, and in Seller’s case, in addition to Seller, Queyrouze, the non-breaching party may elect to either (i) enforce the Agreement via specific performance, or (ii) to terminate the Agreement in accordance with the applicable portions of Section 10.1 above.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Seller. Subject to the provisions of Section 11.6 below, after Purchaser or Seller, as the case may be, has filed and been denied a claim with any and all insurance carriers who has issued a policy that provides insurance coverage for the claim to either Purchaser, Seller or any related party to either Purchaser or Seller, including such instances where an insurer shall provide a defense with reservation of rights regarding coverage issues, Seller shall defend, indemnify and hold harmless Purchaser and each of Purchaser’s Affiliates, successors and assigns (Purchaser and such persons, collectively, “Purchaser’s Indemnified Persons”) and shall reimburse Purchaser’s Indemnified Persons for, from and against each and every demand, claim, loss (which shall include any diminution in value), shortage, liability, judgment, damage, cost and expense (including without limitation interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), whether known or unknown, whether fixed or contingent, and whether accrued or unaccrued (collectively, “Losses”), incurred by Purchaser’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (a) any material inaccuracy in any representation or warranty (whether or not Purchaser’s Indemnified Persons relied thereon or had knowledge thereof) contained in, or any breach or nonfulfillment of any representation, covenant, agreement or other obligation of Seller under this Agreement, any Schedule or Exhibit hereto, any Closing Document or any other certificate or document delivered or to be delivered pursuant hereto; (b) any material breach of any covenant with respect to the operation of the Business, or the ownership, possession, operation or use of the Assets or the Leased Premises, up to and including the Closing Date; (c) the value of Gift Certificates that are redeemed after the Closing Date as set forth in Section 9.13; (d) the material failure of the parties to comply with the provisions of any bulk sales or similar laws of any state having jurisdiction over the Assets or the transactions contemplated hereby; (e) any claims made by any Investor or those having any claims for equity ownership in any of the Seller or corporate shareholder or partnership shareholder of the Seller; (f) the discharge of obligations related to the Shared Liabilities; and (g) any Excluded Asset or any liability not expressly assumed by Purchaser under this Agreement. Queyrouze shall also indemnify Purchaser for any claims made by any Investor or those having any claims for equity ownership in any of the Seller or corporate shareholder or partnership shareholder of the Seller pursuant to an indemnity agreement in the form attached hereto as Exhibit J (the “Indemnity Agreement”). The Indemnity Agreement and the indemnity obligations of Queyrouze with respect to claims made by Investors shall terminate if and when Queyrouze or Seller obtains releases from all of the Investors of any and all claims they may have against the Purchaser’s Indemnified Persons in form and substance acceptable to Purchaser, in its commercially reasonable discretion.

11.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller, Queyrouze and First Intervenor, and its officers, limited liability company managers, and attorneys (collectively referred to as “Seller’s Indemnified Persons”), and shall reimburse Seller’s Indemnified Persons, for, from and against all

Losses imposed on or incurred by Seller’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of: (a) any material inaccuracy or any representation or warranty (whether or not any of Seller’s Indemnified Persons relied thereon) contained herein or had knowledge thereof, (b) any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement, any Schedule or Exhibit hereto any Closing Document or any other certificate or document delivered or to be delivered pursuant hereto, (c) any Assumed Liabilities, (d) the discharge of the Shared Liabilities, (e) any claims arising from the operation of the Business, or the ownership, possession, operation or use of the Assets or the Leased Premises, after the Closing Date, and (f) any claims by Seller’s employees arising from Purchaser’s review of their employee files as provided by Section 6.3(e). Notwithstanding anything contained in the Agreement to the contrary, except for obligations arising from post closing breaches of the Real Property Lease, Equipment Leases and Assigned Contracts, Purchaser’s obligations pursuant to Section 11.2(a) above shall not exceed an amount equaling five (5%) percent of the Purchase Price.

11.3 Liability Escrow Account.

(a) At the Closing the Purchaser, the Seller, and Commercial National Bank, Seattle, Washington (the “Liability Escrow Agent”) shall enter into an escrow agreement in form and substance satisfactory to the Seller and Purchaser (the “Liability Escrow Agreement”) pursuant to which one (1) escrow account shall be established as set forth in this Section 11.3. An amount equaling five percent (5%) of the Purchase Price shall be taken from the Purchase Price and deposited into a separate account for the specific purpose of securing the obligations of the Seller to indemnify Purchaser for the events set forth in Article 11 (“Liability Escrow Account”).

(b) The Liability Escrow Agreement shall be negotiated in accordance with commercially reasonable standards such that the amounts in the Liability Escrow Account attributable to the Purchase Price shall be held in connection with the satisfaction of pre-closing general liabilities that arise post-closing. Except to the extent that bona fide unpaid pre-closing general liabilities, whether contested or uncontested, are known to the Seller or Purchaser, the Liability Escrow Agent shall release up to fifty (50%) percent of the Liability Escrow Account six months after the Closing and all funds remaining in the Liability Escrow Account shall be distributed to the Seller after the expiration of twelve months after Closing. If a bona file unpaid pre-closing general liability, whether contested or uncontested, is known to Seller or Purchaser, prior to distributing any funds from the Liability Escrow Account, the Liability Escrow Agent shall retain an amount equal to a multiple of two and one-half times the amount of the unpaid pre-closing general liability.

11.4 Lien Escrow Account.

(a) In addition to the foregoing, Purchaser, Seller and Commercial National Bank, Seattle, Washington (the “Lien Escrow Agent:”) shall enter into an escrow agreement in form and substance satisfactory to the Seller and the Purchaser (the “Lien Escrow Agreement”) pursuant to which one (1) escrow account will be established in the amount of $50,000 (the “Lien Escrow Account”) to satisfy any statutory construction lien claims arising from work performed under a contract with Seller or at the direction of Seller which may exist as of the Closing Date, which funds may be distributed to Seller upon the lapse of the applicable lien periods set forth in RCW 60.04 (90 days).

(b) The balance in the Lien Escrow Account shall be distributed on the 5th day after the expiration of the lien period unless a lien is filed. If a lien is filed, the Lien Escrow Account shall be distributed at the cancellation of the lien. Seller shall be responsible for any costs and attorney fees incurred in connection with cancellation of the lien.

11.5 Gift Certificate Escrow Account. At the Closing the Purchaser, the Seller, and Commercial National Bank, Seattle, Washington (the “Escrow Agent”) shall enter into an escrow agreement in form and substance satisfactory to the Seller and Purchaser (the “Escrow Agreement”) pursuant to which one (1) escrow account shall be established as set forth in this Section 9.13. For a period of fifteen (15) months following the Closing Date, Purchaser shall recognize and honor such Gift Certificates up to the amount shown on the balance sheet of the Seller as of the Closing Date (the “Gift Certificate Outstanding Balance”) and the Seller shall indemnify Purchaser for any such amount in accordance with Section 11.1 and Section 11.3. Following such fifteen (15) month period, Purchaser shall not honor any Gift Certificates, and following the sixteenth (16th) month after the Closing Date, the Escrow Agent (as hereinafter defined) shall deliver to Seller the remaining balance of Escrow Account (as hereinafter defined) in accordance with the Escrow Agreement. The Escrow Agreement shall provide that (i) the Purchaser shall obtain repayment for the redeemed Gift Certificates only upon delivery of same to the Escrow Agent and (ii) the Escrow Agent shall promptly deliver such redeemed Gift Certificates to Queyrouze, as agent for the Seller.

The amounts in the Escrow Account attributable to the Gift Certificate Outstanding Balance shall be held in escrow by the Escrow Agent for fifteen (15) months, from the Closing with all interest accumulated thereon and all such amounts shall be further subject to the terms of the Escrow Agreement. Except for amounts disputed in good faith under the Escrow Agreement, after fifteen (15) months, all amounts remaining in escrow shall immediately be paid to Seller, as their interests appear.

11.6 Notice and Defense of Third Party Claims. If any action, claim or proceeding shall be brought or asserted against an indemnified party or any successor thereto (the “Indemnified Persons”) including, but not limited to the Investors, Queyrouze, First Intervenor and/or the Second Intervenor, in respect of which indemnity may be sought under this Article 11 from an indemnifying person and/or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of any such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligation hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and unless the Indemnified Persons shall have delivered to the Indemnifying Person an opinion of counsel that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice, of any such action or claim, fails to assume the defense thereof, by written notice to the Indemnified Person, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article 11 to the contrary withstanding, the Indemnifying Person shall not, without the Indemnified Persons’ prior written consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior written consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof for release by the claimant or the plaintiff of the Indemnified Person from all liability in respect to such action, claim or proceeding. As a condition to asserting any rights under this Article 11, each Purchaser’s Indemnified Person must appoint Purchaser, and Seller’s Indemnified Person must appoint Steven Queyrouze, as its sole agent for all matters relating to any claim hereunder.

11.7 Survival. The representations and warranties contained in this Agreement and in the Closing Documents delivered at the Closing shall survive the Closing under this Article 11. Except for those claims related to indemnification (i) sought by Purchaser from Seller or Queyrouze related to claims made by the Investors, (ii) sought by Seller against Purchaser with respect to any claims by Seller’s employees arising from Purchaser’s review of their employee files as provided by Section 6.3(e) and (iii) sought by either Purchaser or Seller related to ERISA, or (iv) sought by Seller against Purchaser with respect to any claims under the Real Property Lease for act or omission by Purchaser under the Real Property Lease, Equipment Leases, or the Assigned Contracts, all claims for indemnity or otherwise under this Article 11 or otherwise must be brought by written notice within eighteen months from the Closing Date. Neither such survival nor the liability of any party with respect to the party’s representations and warranties shall be reduced or otherwise affected by any investigation made at any time by or on behalf of any party except as otherwise provided in Section 4.27.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Severability and Operation of Law. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

12.2 Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by the Purchaser and Seller.

12.3 Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of any other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Further, no waiver by either party of any term, condition, default, or breach shall constitute or be construed as a waiver of any other term, condition, default, or breach of this Agreement.

12.4 References. All references to “Article”, “Articles”, “Section”, “Sections”, “Exhibit”, “Exhibits”, “Schedule”, or “Schedules” are, unless specifically indicated otherwise, references to Articles, Sections, Exhibits or Schedules, as the case may be, of this Agreement.

12.5 Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

12.6 Governing Law; Venue; Service of Process. UNLESS OTHERWISE EXPRESSLY INDICATED, THIS AGREEMENT AND ALL DOCUMENTS REQUIRED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, EXCLUDING SUCH LAWS THAT DIRECT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF DIVISION D OF THE 24th JUDICIAL DISTRICT, PARISH OF JEFFERSON, STATE OF LOUISIANA AND THE LOUISIANA COURT OF APPEAL FOR THE FIFTH CIRCUIT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND SELLER IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL BE BROUGHT, HEARD AND DETERMINED IN SUCH LOUISIANA STATE, OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS

BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF NOTICE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS IF MADE PURSUANT TO SECTION 12.11 OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN EXECUTED IN JEFFERSON PARISH.

12.7 Public Announcements. Seller acknowledges that Purchaser’s status on a publicly traded company (NASDAQ: RUTH) requires disclosure of this Agreement as prescribed by law. No other public announcements with respect to this Agreement or the transactions contemplated hereby will be made without prior notification to the other party and consultation as to the content and the timing of the release of such announcement, unless otherwise required by law.

12.8 Mutual Participation. Each party hereto has participated in the negotiation of this Agreement with benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either party.

12.9 Assignment, Survival and Binding Agreement. This Agreement and the Closing Documents may not be assigned by Purchaser except to one or more Affiliates, in which event Purchaser shall remain liable with its assignee for the representations and warranties made herein and performance hereunder and may not be assigned by any Seller, without the prior written consent of Purchaser. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Notwithstanding any provision of this Agreement to the contrary, the representations, warranties, covenants, agreements and obligations of Seller and any Affiliate or ERISA Affiliate relating to any Employee Benefit Plan shall survive the Closing until the expiration of the statute of limitations applicable to such ERISA matters.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11 Notices. Any and all notices or other communications required or permitted to be given under any of the provisions hereof shall be in writing and shall be deemed to have been duly given and received when (a) personally delivered, (b) sent for next day delivery by a recognized overnight delivery service (e.g., Federal Express) which guarantees next day delivery (“Overnight Delivery”), (c) transmitted by facsimile transmission (with a copy sent by registered or certified mail, return receipt requested, postage prepaid or Overnight Delivery), or (d) mailed by first class registered mail, return receipt requested, postage prepaid, transmitted or addressed to the parties at the addresses set forth below:

If to Seller:	See Schedule 12.11

If to the Purchaser:	Ruth’s Chris Steak House, Inc.
500 International Parkway, Suite 100
Heathrow, Florida 32746

Attention: President/CEO

Ruth’s Chris Steak House, Inc.
500 International Parkway, Suite 100
Heathrow, Florida 32746

Attention: General Counsel

Or such other address as shall be furnished by such notice to the other parties. The parties hereto agree that notices that are sent in accordance with this Section 12.11 by (i) telefax will be deemed received on the date sent, (ii) Overnight Delivery will be deemed received the day immediately following the date sent, and (iii) U.S. Mail (certified or registered), will be deemed received three (3) days immediately following the date sent.

12.12 Attorneys’ Fees. In the event of any dispute arising out of or relating to this Agreement, whether it concerns the performance by any party hereunder, the interpretation of any provision or otherwise, the prevailing party shall recover reasonable attorneys’ fees in the pursuit and/or defense as the case may be of such action, in addition to all other remedies afforded by law.

12.13 Entire Agreement, No Third Party and Beneficiaries. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement among the parties hereto and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than Purchaser and Seller any rights or remedies hereunder.

12.14 Post-Closing Obligations

(a) Within fifteen (15) business days following the Closing Date, Seller will pay the aggregate amount, if any, owed to Purchaser (or any Affiliate of Purchaser) by any and all Seller under the Franchise Agreements or otherwise owing to Purchaser (or any Affiliate of Purchaser) in connection with any Seller’s Franchise Rights, all calculated in accordance with the Franchise Agreements.

(b) Seller agrees to use commercially reasonable efforts to promptly provide Purchaser with all books and records as Purchaser may require to meet its financial reporting obligations under applicable law.

(c) Purchaser agrees to use commercially reasonable efforts to promptly provide Seller with information requested by the Seller’s for any tax filing obligations.

(d) Seller agrees to provide Purchaser with copies of all notices sent by any landlord under the Real Property Lease within three (3) business days of receipt of such notice.

(e) Purchaser agrees to use its best efforts to promptly obtain the release of Seller from any guaranty to any lessor with respect to any Real Estate Lease, to the extent such release was not granted at Closing.

(f) Purchaser and Seller agree that within sixty (60) days of the Closing Date they shall reconcile all charges accruing before the Closing Date but due and payable after the Closing Date, along with the pro-ration of any charges as may be provided for herein. If Seller does not satisfy its obligations after set-off within sixty (60) days of the Closing Date, Purchaser may receive a distribution from the Escrow Account to satisfy such obligations, and Seller shall be obligated to replenish the Escrow Account in an amount equal to such charges. If Purchaser does not satisfy its obligations after set-off within sixty (60) days of the Closing Date, Seller may receive a distribution from the Escrow Account to satisfy such obligations, and Purchaser shall be obligated to replenish the Escrow Account in an amount equal to such charges.

12.15 Signatures. This Agreement and any documents delivered in connection therewith may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all parties hereto. Any signatures delivered by telefacsimile shall be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESSES:	RUTH’S CHRIS STEAK HOUSE, INC.

/s/ Amy G. Scafidel	By:	/s/ Thomas E. O’Keefe
	Name:	Thomas E. O’Keefe
/s/ Richard Matheny	Title:	Senior Vice President and General Counsel

NEW N.O. CRESCENT CITY INVESTORS, L.L.C.

/s/ Anne Queyrouze	By:	/s/ Steven Queyrouse
	Name:	Steven Queyrouse
/s/ Elizabeth Driscoll	Title:	Manager

STEVEN QUEYROUZE, Individually

/s/ Anne Queyrouze	/s/ Steven Queyrouse

/s/ Elizabeth Driscoll

AND NOW, comes Anne Queyrouze, a person of full age of majority domiciled in the State of Washington, intervening for the sole purpose of acknowledging that with respect to the transactions contemplated by this Agreement, Steven Queyrouze is dealing with his separate property and that First Intervenor has no interest in either such transactions or such separate property and further appearing herein to release the Purchaser pursuant to Article 7.6(h).

ANNE QUEYROUZE, First Intervenor

/s/ Elizabeth Driscoll	/s/ Anne Queyrouze

/s/ Steven Queyrouse

AND NOW, comes Crescent City Investors, Inc., a Washington corporation, intervening for the sole purpose of acknowledging that with respect to the transactions contemplated by this Agreement, that Second Intervenor has no interest in either such transactions or such separate property and further appearing herein to release the Purchaser pursuant to Article 7.6(h).

CRESCENT CITY INVESTORS, INC., Second Intervenor

/s/ Elizabeth Driscoll	By:	/s/ Steven Queyrouse
	Name:	Steven Queyrouse
/s/ Anne Queyrouze	Title:	President

ACKNOWLEDGEMENT

STATE OF LOUISIANA

PARISH OF JEFFERSON

BEFORE ME, the undersigned Notary Public, duly commissioned, qualified and empowered to act in and for the Parish and State aforesaid, personally came and appeared:

THOMAS E. O’KEEFE

to me known, who declared and acknowledged before me, Notary, and the undersigned competent witnesses, that he is the Senior Vice President and General Counsel of RUTH’S CHRIS STEAK HOUSE, INC., that as such duly authorized agent, by and with the authority of the Board of Directors of this Corporation, he signed and executed the foregoing instrument, as the free and voluntary act and deed of this Corporation, for and on behalf of this Corporation, and for the objects and purposes therein set forth.

THUS DONE AND PASSED in the State and Parish aforesaid, on this 16th day of April, 2007, after due reading of the whole.

WITNESSES:

/s/ Amy G. Scafidel	/s/ Thomas E. O’Keefe
Thomas E. O’Keefe
/s/ Richard Matheny

/s/ David Halpern
NOTARY PUBLIC

ACKNOWLEDGEMENT

STATE OF WASHINGTON

COUNTY OF KING

BEFORE ME, the undersigned Notary Public, duly commissioned, qualified and empowered to act in and for the County and State aforesaid, personally came and appeared:

NEW N.O. CRESCENT CITY INVESTORS, L.L.C.

to me known, who declared and acknowledged before me, Notary, and the undersigned competent witnesses, that (he/she) is the Manager of NEW N.O. CRESCENT CITY INVESTORS, L.L.C., a Washington limited liability company, that as such duly authorized agent, (he/she) signed and executed the foregoing instrument, as the free and voluntary act and deed of this company, for and on behalf of this company, and for the objects and purposes therein set forth.

THUS DONE AND PASSED in the State and County aforesaid, on this 16th day of April, 2007, after due reading of the whole.

WITNESSES:

/s/ Elizabeth Driscoll	By:	/s/ Steven Queyrouse
New N.O. Crescent City Investors, L.L.C
	By:	Steven Queyrouse
/s/ Anne Queyrouze	Its:	Manager

/s/ John C. Munn
NOTARY PUBLIC

ACKNOWLEDGEMENT

STATE OF WASHINGTON

COUNTY OF KING

BEFORE ME, the undersigned Notary Public, duly commissioned, qualified and empowered to act in and for the Parish/County and State aforesaid, personally came and appeared:

STEVEN QUEYROUZE, Individually

to me known, who declared and acknowledged before me, Notary, and the undersigned competent witnesses, that he signed and executed the foregoing instrument, as his own free and voluntary act and deed, and for the objects and purposes therein set forth.

THUS DONE AND PASSED in the State and Parish/County aforesaid, on this 16th day of April, 2007, after due reading of the whole.

WITNESSES:

/s/ Elizabeth Driscoll	/s/ Steven Queyrouse
Steven Queyrouze
/s/ Anne Queyrouze

/s/ John C. Munn
NOTARY PUBLIC

ACKNOWLEDGEMENT

STATE OF WASHINGTON

COUNTY OF KING

BEFORE ME, the undersigned Notary Public, duly commissioned, qualified and empowered to act in and for the County and State aforesaid, personally came and appeared:

ANNE QUEYROUZE

to me known, who declared and acknowledged before me, Notary, and the undersigned competent witnesses, that she signed and executed the foregoing instrument, as her own free and voluntary act and deed, and for the objects and purposes therein set forth.

THUS DONE AND PASSED in the State and County aforesaid, on this 16th day of April, 2007, after due reading of the whole.

WITNESSES:

/s/ Elizabeth Driscoll	/s/ Anne Queyrouze
Anne Queyrouze
/s/ Steven Queyrouse

/s/ John C. Munn
NOTARY PUBLIC

ACKNOWLEDGEMENT

STATE OF WASHINGTON

COUNTY OF KING

BEFORE ME, the undersigned Notary Public, duly commissioned, qualified and empowered to act in and for the County and State aforesaid, personally came and appeared:

CRESCENT CITY INVESTORS, INC.

to me known, who declared and acknowledged before me, Notary, and the undersigned competent witnesses, that (he/she) is the President of CRESCENT CITY INVESTORS, INC., a Washington corporation, that as such duly authorized agent, (he/she) signed and executed the foregoing instrument, as the free and voluntary act and deed of this company, for and on behalf of this company, and for the objects and purposes therein set forth.

THUS DONE AND PASSED in the State and County aforesaid, on this 16th day of April, 2007, after due reading of the whole.

WITNESSES:

/s/ Elizabeth Driscoll	By:	/s/ Steven Queyrouse
Crescent City Investors, Inc.
	By:	Steven Queyrouse
/s/ Anne Queyrouze	Its:	President

/s/ John C. Munn
NOTARY PUBLIC